Exhibit (a)(3)

March 9, 2012

Dear Shareholder,

Jingwei International Limited (the “Company” or “we”) intends to engage in a transaction that is structured to reduce the number of record holders of our common shares to fewer than 300 in connection with our voluntary delisting from the NASDAQ Global Market (“NASDAQ”) and allowing us to suspend our reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This will eliminate the significant expense required to comply with the reporting and related requirements of being a publicly traded company in the U.S. Often referred to as a “going private” transaction, the transaction (the “Transaction”) will consist of: (i) a reverse split of our common shares, whereby each 20,000 outstanding shares of our common shares will be converted into one whole share and, in lieu of us issuing fractional shares to shareholders owning less than 20,000 pre-reverse stock split shares, we will pay cash equal to $2.20 multiplied by the number of pre-reverse stock split shares held by such shareholder (the “Reverse Stock Split”), followed by (ii) a forward stock split of our common shares for those shareholders who hold at least one share of our common shares after the Reverse Stock Split, whereby all post-Reverse Stock Split shares held by such shareholders (including fractional shares) will be converted into a number of shares of our common shares equal to such number of post-Reverse Stock Split shares multiplied by 20,000 (the “Forward Stock Split”).

After careful consideration, our Board of Directors has concluded that the costs associated with being a public reporting company in the U.S. are not justified by the benefits. After the Transaction and the concurrent voluntary delisting of our common shares from NASDAQ and suspension of our duty to file periodic reports and other information with the SEC, we will no longer be subject to the reporting and related requirements under the Exchange Act and we will cease to file reports and information with the SEC, as more fully described in the accompanying Disclosure Statement.

A special committee of our Board of Directors (the “Special Committee”) was formed to review the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the shareholders of the Company, including shareholders who will be cashed-out as a result of the Transaction and shareholders who will continue to hold our common shares after the Transaction. In connection with its review, the Special Committee retained American Appraisal China Limited (“American Appraisal”) as independent valuation consultants and received American Appraisal’s opinion regarding the fairness of the Transaction to our shareholders. Upon the recommendation of the Special Committee to approve the Transaction, the Board of Directors adopted the Special Committee’s conclusion as to fairness, and approved the Transaction.

Under Nevada law and pursuant to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), our Board of Directors may amend our Articles of Incorporation by filing a Certificate of Change with the Nevada Secretary of State to consummate both the Reverse Stock Split and the Forward Stock Split, each of which will be accompanied by a corresponding decrease or increase, respectively, in the number of authorized shares of our common shares. Nevada law does not require us to obtain any vote or consent of our shareholders to consummate the Reverse Stock Split or the Forward Stock Split. Accordingly, we are not seeking shareholder approval for either the Reverse Stock Split or the Forward Stock Split, or the concurrent voluntary delisting of our common shares from NASDAQ or the suspension of our duty to file periodic reports and other information with the SEC. Under Nevada law, shareholders are entitled to certain dissenters’ rights of appraisal in connection with the Reverse Stock Split.

The accompanying Disclosure Statement contains details on the Transaction described in this letter, including important information concerning the Reverse Stock Split, the Forward Stock Split, the concurrent voluntary delisting of our common shares from NASDAQ and the suspension of our duty to file periodic reports and other information with the SEC. We strongly urge you to read the accompanying Disclosure Statement, along with its Exhibits, carefully and in their entirety.

Although the Special Committee of our Board of Directors and our Board of Directors has approved the Reverse Stock Split and the Forward Stock Split and the subsequent deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC, the special committee reserves the right to abandon, postpone or modify the foregoing at any time before they are consummated for any reason.

By order of the Board of Directors of Jingwei International Limited,

By:	/s/ George Du
George Du
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

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DISCLOSURE STATEMENT
Jingwei International Limited
Room 701-702, Building 14, Keji C. Rd., 2nd, Software Park
Nanshan District, Shenzhen, PRC 518057

Jingwei International Limited, a Nevada corporation (the “Company” or “we”), is furnishing this disclosure statement (the “Disclosure Statement”) to its shareholders pursuant to and in accordance with the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-3 under the Exchange Act, in connection with the Company’s plan to effect a reverse stock split of our common shares, par value $0.001 per share, with a view to reducing the number of record holders of our common shares to fewer than 300 and concurrently voluntarily delisting our common shares from NASDAQ and suspending our duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) thereunder, after which the Company will no longer be subject to the public reporting obligations under U.S. federal securities laws, thereby “going private.” The reverse stock split will be followed by a forward stock split as further described in this Disclosure Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY. ALL SHAREHOLDERS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION IN RESPECT OF OUR COMMON SHARES.

The Company may not consummate the reverse stock split described in this Disclosure Statement until 20 days after the date on which it first mails this Disclosure Statement to shareholders.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Statement about the proposed Transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Statement and all of its Exhibits in their entirety. For your convenience, we have directed your attention to the location in this Disclosure Statement where you can find a more complete discussion of each item listed below.

As used in this Disclosure Statement, “the Company,” “we,” “ours” and “us” refers to Jingwei International Limited, and the “Transaction” refers, collectively, to the Reverse Stock Split (together with the related cash payments to the shareholders in lieu of the issuance of fractional shares of our common shares) and the Forward Stock Split, each as discussed below.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will enable us to, terminate the registration of (or deregister) our common shares under Section 12(b) of the Exchange Act and suspend our duty to file periodic reports and other information with the SEC under Section 15(d) thereunder. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Stock Split	We will effect a reverse stock split of our common shares, whereby each 20,000 shares of our common shares outstanding as of the effective date of the Reverse Stock Split will be converted into one whole share of our common shares and, in lieu of issuing any fractional shares to shareholders owning fewer than 20,000 pre-reverse stock split shares, we will make a cash payment (the “Cash-Out Price”) equal to $2.20 per pre-reverse stock split share to such shareholders (the “Reverse Stock Split”). Accordingly, shareholders owning fewer than 20,000 pre-Reverse Stock Split shares (“Discontinued Shareholders”), will have no further interest in the Company, will no longer be shareholders of the Company and will be entitled to receive only the Cash-Out Price of $2.20 multiplied by the number of pre-Reverse Stock Split shares owned by them. The fractional shares purchased by the Company will be cancelled and returned to the status of authorized but unissued shares. The Reverse Stock Split will also provide for a corresponding decrease in the number of authorized shares of our common shares from 75,000,000 shares to 3,750 shares. See “Special Factors - Material Terms” and “Special Factors - Structure of the Transaction” beginning on pages 16 and 35, respectively.

Forward Stock Split	Following the Reverse Stock Split, we will effect a forward stock split for those shareholders who hold at least one whole post-Reverse Stock Split share (“Continuing Shareholders”) by converting all post-Reverse Stock Split shares held by such shareholders (including fractional shares) to a number of shares of our common shares equal to such number of post-Reverse Stock Split shares multiplied by 20,000 (the “Forward Stock Split”). No fractional shares will be issuable as a result of the Forward Stock Split. The Forward Stock Split will also provide for a corresponding increase in the number of authorized shares of our common shares from 3,750 to 75,000,000 shares. See “Special Factors- Material Terms” and “Special Factors - Structure of the Transaction” beginning on pages 16 and 35, respectively.

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Purpose of the Transaction	The primary purpose of the Transaction is to reduce the number of record holders of our common shares to fewer than 300, thereby allowing us to “go private.” We would do so by filing a Form 15 Certificate of Termination of Registration with the SEC under the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we would not be required to comply with the SEC’s proxy rules. The Transaction is structured so that we can consummate the Reverse Stock Split without the need to obtain shareholder approval under Nevada law. The Transaction is an isolated transaction and is not pursuant to a plan to periodically increase a shareholder’s proportionate interest in our assets or earnings and profits. After the Transaction, the Company will continue to be subject to and will comply with the requirements of Nevada law, including requirements with respect to shareholder meetings and information dissemination. See “Special Factors - Purpose of the Transaction” and “Special Factors - Effects of the Transaction” beginning on pages 16 and 21, respectively.

Fairness of the Transaction	A Special Committee of our Board of Directors has reviewed the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the shareholders of the Company, including Discontinued Shareholders who will be cashed-out as a result of the Transaction and Continuing Shareholders who will continue to hold our common shares after the Transaction. In connection with its review, the Special Committee retained American Appraisal China Limited (“American Appraisal”) as independent valuation consultants and received American Appraisal’s opinion regarding the fairness of the Transaction to our shareholders. The full text of the written opinion of American Appraisal, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this information statement as Exhibit A. You are urged to, and should, read the opinion of American Appraisal carefully and in its entirety. See “Special Factors - Fairness of Transaction” beginning on page 24.

Effects of the Transaction	Following the completion of the Transaction, each Continuing Shareholder, including affiliates and members of management owning our common shares, will own an increased percentage of our outstanding common shares than such shareholder held prior to the Transaction. We currently have no intention to change our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets as a result of the Transaction, except as otherwise discussed in “Special Factors - Background of the Transaction.” After the Transaction, we may determine to reduce the number of members of our Board of Directors from four to three. The Transaction will eliminate our ability to be traded on the Over-the-Counter Bulletin Board and our common shares would only be able to be quoted on the “Pink Sheets” markets which could further reduce the liquidity of our common shares. See “Special Factors - Background of the Transaction,” “Special Factors - Effects of the Transaction” and “Security Ownership of Certain Beneficial Owners and Management” beginning on pages 17, 21 and 44, respectively.

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Timing of the Transaction	The Company intends to effect the Transaction as soon as practicable after all filing requirements have been satisfied. In general, the Company may not consummate the Reverse Stock Split until 20 days after the date on which it first mails this Disclosure Statement to its shareholders. The effective date of the Reverse Stock Split will be the date the Company files a Certificate of Change to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) effecting the Reverse Stock Split with the Nevada Secretary of State. Similarly, the effective date of the Forward Stock Split will be the date the Company files a Certificate of Change to the Articles of Incorporation effecting the Forward Stock Split with the Nevada Secretary of State. The record date of the Reverse Stock Split and the Forward Stock Split will be their respective effective dates. See “Special Factors - Effects of the Transaction” beginning on page 21.

Continuing Shareholders	Continuing Shareholders (those owning 20,000 or more pre-Reverse Stock Split shares) will continue to be shareholders of the Company after the Reverse Stock Split and their post-Reverse Stock Split shares of common shares will immediately thereafter be subject to the Forward Stock Split. Continuing Shareholders will not receive any cash payment for their whole or fractional shares in the Transaction.

Source of Funds	The total amount of funds necessary to make cash payments to shareholders in connection with the Transaction and for related expenses is estimated to be approximately $2,300,000. The funds for the Transaction will come from our Chairman and Chief Executive Officer, Mr. Du. Mr. Du will enter into a Funding and Indemnification Agreement (the “Funding Agreement”) pursuant to which Mr. Du will fund the amount required to cash-out fractional shares. Mr. Du expects to satisfy its obligations under the Funding Agreement using his personal funds. Following the funding of the amount required to cash-out fractional shares and in consideration of Mr. Du assuming our obligation to cash-out fractional shares, we will issue Mr. Du a number of common shares equal to the amount he funded divided by $2.20 (rounded to the nearest whole share). See the information under the caption “Special Factors—Structure of the Transaction—Description of Funding Obligation” and “Other Matters Related to the Transaction - Source and Amounts of Funds” beginning on pages 37 and 43.

Tax Consequences	A shareholder who receives no cash payment as a result of the Transaction generally will not recognize any gain or loss for U.S. federal income tax purposes. A shareholder who receives a cash payment for a fractional share of our common shares as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction generally will recognize capital gain or loss for U.S. federal income tax purposes (so long as the shareholder holds our common shares as a capital asset) equal to the difference between the cash received for our common shares and the aggregate adjusted tax basis in such common shares. The specific U.S. federal income tax consequences to a shareholder will depend on the particular circumstances of such shareholder. See “Other Matters Related to the Transaction - Certain Material U.S. Federal Income Tax Consequences” beginning on page 42. You are urged to consult with your own tax advisor regarding the tax consequences of the Transaction in light of your own particular circumstances.

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Payment and Exchange of Shares	As soon as practicable after the Transaction, our exchange agent will send each Discontinued Shareholder an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each Discontinued Shareholder will be entitled to receive the cash payment, without interest, from the exchange agent. We anticipate that our exchange agent will mail instruction letters to Discontinued Shareholders within five (5) business days after the effective date of the Reverse Stock Split. Discontinued Shareholders should allow approximately five (5) business days after mailing their properly completed documentation and stock certificates for such materials to be received by our exchange agent and should anticipate receiving their cash payment, without interest, approximately ten (10) business days after the receipt of such materials by our exchange agent. See “Special Factors - Effects of the Transaction” beginning on page 21.

Dissenters’ Rights	Under Nevada law, the Transaction does not require approval by our shareholders. However, under Nevada law, our shareholders are entitled to dissenters’ rights with respect to the Transaction. Upon effectiveness of the Reverse Stock Split, any shareholder who believes that the Cash-Out Price of $2.20 per share is too low will have the right to object and have a court in Nevada determine the value of such shareholder’s shares, and to be paid the appraised value determined by the court, which could be more or less than the Cash-Out Price of $2.20 per share. A dissenters’ rights notice will be mailed to shareholders promptly after the effective date of the Reverse Stock Split. See “Other Matters Related to the Transaction - Dissenters’ Rights” and “Other Matters Related to the Transaction - Shareholder Approval” both sections beginning on page 40.

Shareholders with Shares Held in Street Name	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the Transaction is designed to reduce the number of shareholders of record, we intend to treat shareholders holding our common shares in street name in substantially the same manner as shareholders whose shares are registered in their names for purposes of the Transaction. However, banks, brokers or other nominees may have different procedures, and shareholders holding our common shares in street name should contact their bank, broker or nominee regarding the treatment of their shares.

Reservation	The Special Committee of our Board of Directors retains the right to abandon, postpone or modify the Transaction and the subsequent deregistration of our common shares under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder if it determines that it is not in the best interest of the Company and its shareholders. A number of factors or circumstances could cause the Special Committee to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

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• If, immediately prior to the Transaction, the Special Committee does not believe that the Transaction will sufficiently reduce the number of record holders of our common shares to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then the Special Committee may elect to abandon, postpone or modify the Transaction.

• The Special Committee may elect to abandon, postpone or modify the Transaction if the aggregate cash payments to Discontinued Shareholders necessary to complete the Transaction is expected to exceed $4,000,000.

• Even if the aggregate cash payments to Discontinued Shareholders necessary to complete the Transaction is within the budgetary guideline set by the Special Committee, the Special Committee may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of the Company, or their outlooks, be such that, in the judgment of the Special Committee, it is no longer advisable to effect the Transaction.

• If the Special Committee determines that it is in the best interest of the Company and its shareholders for the Company to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then the Special Committee may elect to abandon, postpone or modify the Transaction.

• If for any other reason the Special Committee determines that the Transaction is no longer in the best interest of the Company and its shareholders, then it may elect to abandon, postpone or modify the Transaction.

If the Special Committee determines to abandon, postpone or modify the Transaction, then the Company will notify the shareholders of such determination in accordance with applicable rules and regulations. See “Special Factors - Reservation” beginning on page 39.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This Disclosure Statement contains certain statements that are “forward-looking statements.” Those statements may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to: (i) the Company’s strategic plans and ability to complete and benefit from the Transaction; (ii) the expenses associated with the Transaction and the subsequent deregistration of our common shares under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder; (iii) the number of shareholders following the Reverse Stock Split; and (iv) the Company’s financial condition, results of operations, capital resources and business prospects following the Transaction. These forward-looking statements are based on a number of assumptions and currently available information, and are subject to a variety of risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this Disclosure Statement will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that its objectives will be achieved. The “safe-harbor” provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act do not apply to going-private transactions.

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QUESTIONS AND ANSWERS ABOUT THE
TRANSACTION

Following are some questions about the Transaction and the related transactions that may be raised by our shareholders, and answers to each of those questions. The answers to the questions below may not include all the information that is important to you. You are urged to read carefully the entire Disclosure Statement and each of the documents that we have attached as exhibits to this Disclosure Statement.

Q: What are some of the advantages of the Transaction?

A: The Special Committee believes that the Transaction and the Funding Agreement may have the following advantages, among others:

•	through the Transaction we will be able to provide complete liquidity for our shareholders at a price determined by the Special Committee to be fair and in the best interests of the unaffiliated shareholders, where there has, recently, been somewhat limited liquidity available through the public trading markets;

•	unaffiliated shareholders will have some ability to either buy or sell shares in order to determine whether to remain as shareholders or to be cashed out;

•	we will eliminate the significant costs related to complying with our obligations as a public company to the benefit of those remaining shareholders remaining after the Transaction. Since we will no longer have to comply with the public reporting and other requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act and Nasdaq Global Market listing requirements, we will no longer need to incur certain expenses relating to printing and mailing shareholders documents, our investor relations function, Nasdaq listing fees, SEC filing fees and personnel time required to comply with our obligations under certain U.S. federal securities laws. We estimate that following the Transaction, we will save approximately $710,000 in cash before taxes annually; and

•	shareholders holding less than 20,000 shares will not be obligated to pay any commissions in connection with the Transaction. However, if you hold your shares through a nominee your nominee may charge you a fee.

See the information under the captions "Special Factors—Purpose of the Transaction" and "Special Factors—Reasons for the Transaction" in this Disclosure Statement.

Q: What are some of the disadvantages of the Transaction?

A: The Special Committee believes that the Transaction may have the following disadvantages, among others:

•	shareholders owning fewer than 20,000 shares of our common shares will not have an opportunity to liquidate their shares at a time and for a price of their choosing following effectiveness of the Transaction. Instead, these shareholders will be cashed out, will no longer be shareholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

•	shareholders holding our common shares following the Transaction will no longer have readily available to them all of the information regarding our operations and financial results that is currently available in our filings with the SEC;

•	shareholders holding our common shares following the Transaction will face a lack of a liquid market for their common shares;

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•	it will be more difficult for us to access the public capital markets and we will have reduced flexibility to use public securities in attracting and retaining executives and other employees and decreased ability to use stock to acquire other companies;

•	certain rights and protections that the U.S. federal securities laws give to shareholders of public companies will cease and the termination of our Exchange Act registration will make many of the provisions of the Securities Exchange Act of 1934 that are intended to protect investors, such as the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13, no longer applicable, and the Sarbanes-Oxley Act, which imposed many additional rules and regulations on public companies that were designed to protect investors, will no longer apply to us;

•	we will incur costs associated with the Transaction;

•	there is the potential for renewed applicability of public reporting requirements if continuing shareholders transfer stock in a manner that results in more than 300 record holders; and

•	the Transaction may be taxable for cashed out shareholders.

See the information under the caption "Special Factors—Effects of the Transaction -- Potential Disadvantages of the Transaction to Shareholders" in this Disclosure Statement.

Q: What are some of the factors that the Special Committee considered in recommending approval of the Transaction?

A: In addition to the advantages and disadvantages described above, the Special Committee considered numerous factors in recommending approval of the Transaction, including:

•	the Special Committee’s discussions and conclusions about the fairness of the price of $2.20 per pre-reverse stock split share to be paid following the Reverse Stock Split to our shareholders owning fewer than 20,000 common shares at the time of the Reverse Stock Split;

•	the opinion of American Appraisal China Limited (“American Appraisal”) to the effect that, as of February 16, 2012 (the date of the opinion), that the Cash-Out Price of $2.20 is fair to the unaffiliated shareholders of the Company in the Transaction, from a financial point of view;

•	the fact the $2.20 per share price represented premiums to the one-day, one-week and four-week trading averages of the common shares;

•	the Special Committee’s belief that it had obtained Mr. Du’s best and final offer, and that, as of the date of the Funding Agreement, $2.20 per share represented the highest per share consideration reasonably attainable;

•	the fact that there has been only a limited and inconsistent public trading market for our common shares;

•	the fact that a substantial number of our shareholders will have an opportunity to liquidate their holdings at a price of $2.20 per share pursuant to the Reverse Stock Split without any brokerage costs;

•	the lack of attractive strategic alternatives;

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•	the significant capital required to improve our business and concern regarding available alternatives to finance these capital expenditures; and

•	the fact that Mr. Du has agreed to indemnify us in the event we are required to pay more than $2.20 per share to any current or former shareholder as a result of the transaction (excluding legal expenses).

For a more comprehensive review of the factors considered by the Special Committee, see the information under the caption "Special Factors" in this Disclosure Statement.

Q: What are some of the factors that the board of directors considered in approving the Transaction?

A: The board considered numerous factors in approving the Transaction, including:

•	the recommendation of the Special Committee, based on the analysis and factors described herein which were adopted by the board;

•	the Special Committee having received from its independent valuation consultants, American Appraisal, an opinion on February 16, 2012 with respect to the fairness of the Cash-Out Price of $2.20 to the unaffiliated shareholders of the Company in the Transaction, from a financial point of view; and

•	the price and the terms and conditions of the Funding Agreement were the result of negotiations between the Special Committee and Mr. Du.

Q: What will the effect of the Transaction be?

A: The effect of the Transaction will be as follows:

•	when the Transaction becomes effective, if you are a holder of at least 20,000 common shares, the number of common shares that you hold will not change, and you will not be entitled to receive any cash payment. You will not need to take any immediate action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates, although you may be contacted after the transaction to exchange your stock certificates for stock certificates appropriate for a private company;

•	when the Transaction becomes effective, if you are a holder of fewer than 20,000 common shares, you will receive a cash payment of $2.20 per pre-reverse stock split share. As soon as practicable after the Transaction, you will be notified and asked to surrender your stock certificates to the Exchange Agent. You should allow for approximately five business days after mailing for the Exchange Agent to receive your stock certificates surrendered. Upon receipt of a properly completed letter of transmittal and your stock certificates by the Exchange Agent, you will receive your cash payment within approximately seven to ten business days; and

•	the Transaction will not affect holders of our outstanding options to purchase shares of our common shares, whether exercisable or unexercisable. Holders of outstanding options will, following the Transaction, continue to hold these options and their terms will not be affected.

Shareholders holding our common shares in "street name" (i.e., in a brokerage account) may be subject to special requirements. Please carefully review the information under the caption "Special Factors—Effects of the Transaction" in this Disclosure Statement.

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Q: How will payment for shares be effected?

A: As soon as practicable after the Transaction, the Exchange Agent will send all shareholders with stock certificates representing the right to receive cash payments a letter of transmittal with instructions to be used to transmit common share certificates. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each shareholder entitled to receive payment will receive a check for such shareholder's stock. Shareholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such shareholder's stock within approximately seven to ten business days after receiving such properly completed letter of transmittal and accompanying stock certificate. In the event we are unable to locate a shareholder, or if a shareholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holder pursuant to the Transaction will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Please do not send your stock certificates to us or the Exchange Agent until after you have received the letter of transmittal and instructions. See the information under the caption "Special Factors -- Structure of the Transaction—Exchange of Certificates for Cash Payment" in this Disclosure Statement.

Q: What are the interests of our directors and executive officers in the Transaction?

A: As a result of the Transaction, we estimate that certain of our directors and executive officers and their affiliated entities will increase their collective beneficial ownership of our common shares from approximately 41.6% to 45.6%. See the information under the caption "Other Matters Related to the Transaction – Potential Conflicts of Interest" in this Disclosure Statement.

Q: What if I hold common shares in "street name"?

A: If you hold common shares in "street name," then your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. We intend to treat shareholders holding our common shares in street name through a nominee (such as a broker, bank or other nominee) in the same manner as shareholders whose shares are registered in their own name. Accordingly, if you hold 20,000 or more common shares in street name you will remain a shareholder after consummation of the Transaction. On the other hand, if you hold fewer than 20,000 common shares in street name it is intended that you receive cash for your shares. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common shares and that it may hold 20,000 or more shares in the aggregate . Therefore, depending upon your nominee's procedures, your nominee may not be obligated to treat the Transaction as affecting its beneficial holders' shares and you may not receive cash for your fractional interests.  If you hold fewer than 20,000 common shares in street name, we encourage you to contact your bank, broker or other nominee directly as soon as possible so that arrangements can be made, if necessary, to register your holdings to ensure that you receive the cash payment of $2.20 per pre-reverse stock split share . See the information under the caption "Special Factors—Effects of the Transaction" in this Disclosure Statement.

Q: What if I hold 20,000 or more common shares in the aggregate through multiple brokerage or record accounts or a combination of brokerage and record accounts, each with fewer than 20,000 shares?

A: We do not intend to pay cash to holders of 20,000 or more common shares in the aggregate.  If you hold a total of 20,000 or more common shares divided up among multiple brokerage and/or record accounts, each with fewer than 20,000 shares, we urge you to contact your bank, broker or other nominee immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Transaction.  See the information under the caption "Special Factors—Effects of the Transaction" in this Disclosure Statement.

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Q: How did the Special Committee determine the reverse stock split ratio of 1-for-20,000? Could the Special Committee determine that a different ratio should be used for the reverse split?

A: The Special Committee approved a ratio for the reverse split of 1-for-20,000 in order to reduce our beneficial holders to a number sufficiently below 300 that we would be unlikely, in the future, to inadvertently increase our record holder base to 500 or more, and thus be required to re-register our common shares with the Commission. The Special Committee may at any time prior to the effectiveness of the Reverse Split determine to use a different ratio if the special committee determines that it is necessary to reduce the number of our record holders in order to effect the deregistration of our common shares under the Securities Exchange Act of 1934 or otherwise is in the best interests of our unaffiliated shareholders to do so. If the Special Committee alters the ratio, we will provide you with notice through an amendment to this Disclosure Statement.

Q: Can the Special Committee determine not to proceed with the Transaction as currently contemplated?

A: The Special Committee may determine not to proceed with the Transaction as currently contemplated, or to change certain of the terms of the Transaction, if it believes that abandoning or changing the terms of the Transaction is in the best interests of our unaffiliated shareholders. If the Special Committee determines not to proceed with the Transaction, we will continue to operate our business as presently conducted. See the information under the caption "Special Factors—Reservation" in this Disclosure Statement.

Q: What are the U.S. federal income tax consequences of the Transaction to me?

A: If you are not subject to any special rules that may be applicable to you under U.S. federal income tax laws, then generally, if you receive cash in exchange for your shares in connection with the Transaction, you will recognize capital gain or loss for U.S. federal income tax purposes (so long as you hold our common shares as a capital asset). A continuing shareholder who does not receive any cash for fractional shares as a result of the Transaction generally will not recognize any gain or loss in the Transaction for U.S. federal income tax purposes. See the information under the caption "Other Matters Related to the Transaction – Certain Material U.S. Federal Income Tax Consequences" in this Disclosure Statement.  We urge you, however, to consult with your personal tax advisor with regard to the individual tax consequences to you of the Transaction, including under any applicable foreign, state and local tax laws.

Q: What information will I be able to get about the company if I continue to hold shares after the Transaction?

A:    After the Transaction, we do not intend to make available to our shareholders any financial or other information about us that is not required by law. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold shareholder meetings as required under Nevada law, including annual meetings, or to take actions by written consent of our shareholders in lieu of meetings.

Q:    What is the total cost of the Transaction to the Company?

A:    Upon consummation of the Transaction, a maximum of approximately $2 million will be required to cash-out fractional shares as part of the Transaction. However, the amount actually paid in connection with the Transaction could be less depending on how many shares we are actually required to cash-out upon consummation of the Transaction, which will depend in part on whether shareholders who presently own less than 20,000 shares buy additional shares in order to remain shareholders following the Transaction and whether shareholders who presently own 20,000 or more shares sell shares in order to participate in the cash-out. We have entered into a Funding Agreement with Mr. Du pursuant to which Mr. Du will fund the amount required to cash-out fractional shares. We anticipate incurring approximately $0.3 million in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Transaction; we will pay these fees and costs. These costs are not funded by Mr. Du. See the information under the caption "Other Matters Related to the Transaction—Source and Amounts of Funds" in this Disclosure Statement.

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Q: What does the deregistration of our common shares mean?

A: Following the Transaction, we expect to have fewer than 300 beneficial shareholders, which will ensure that we will have fewer than 300 record holders at all times following the Transaction. This will make us eligible to terminate the registration of our common shares under the Securities Exchange Act of 1934 and delist our common shares from the Nasdaq Global Market. Following the termination of the registration of our common shares under the Securities Exchange Act of 1934, we will no longer be required to file annual, quarterly and other reports with the Commission, and beginning 90 days after such deregistration, our executive officers, directors and 10% shareholders will no longer be required to file reports with the Commission relating to their transactions in our common sharse. Our common shares will not be registered on any stock exchange and we expect that any trading in our common shares would continue only in privately negotiated sales. See the information under the captions "Special Factors—Effects of the Transaction" in this Disclosure Statement.

Q: Am I entitled to appraisal or dissenters' rights in connection with the Transaction?

A: You are entitled to appraisal or dissenters' rights under the Nevada Revised Statutes. See the information under the caption "Other Matters Related to the Transaction—Dissenters’ Rights" in and Exhibit B to this Disclosure Statement.

Q: At what prices has our stock traded recently?

A: As of the date of this Disclosure Statement, our common shares are traded on the Nasdaq Global Market. On January 5, 2012 (the last trading date prior to our announcement of our intention to evaluate undertaking a reverse stock split followed by a cash-out of fractional interests), the closing price of our common shares was $1.34. Following the announcement on January 6, 2012, through the date of this Disclosure Statement, the closing price of our common shares has ranged between $1.42 and $2.14 per share. See the information under the caption "Company Information—Company Securities" in this Disclosure Statement.

Q: Am I permitted to trade my stock prior to the Reverse Stock Split?

A: Shareholders are not prohibited from or restricted in trading their shares prior to the Transaction. However, the price of our common shares is volatile, in part because of the low volume of trading. This volatility may increase due to the announcement of the Transaction, especially if shareholders begin purchasing in high volumes to cover short positions. See the information under the caption "Special Factors—Effects of the Transaction" in this Disclosure Statement.

Q: Who are the Filing Persons?

A: For the purposes of this Disclosure Statement, the “Filing Persons” are those individuals and entities required under the rules of the SEC to provide certain disclosures to our shareholders in order for us to effect the Transaction. In addition to the Company, the Filing Persons include Mr. Du. See the information under the captions " Company Information – the Company" and "Company Information -- Management" in this Disclosure Statement.

Q: Who can help answer my questions?

A: If you have additional questions about the Transaction or any of the other disclosures in this Disclosure Statement, you should contact us at + 86-0755-83437888.

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SPECIAL FACTORS

Material Terms

The Special Committee of our Board of Directors has authorized the Reverse Stock Split, including the corresponding decrease in the number of authorized shares of our common shares, in order to reduce the number of record holders of our common shares to fewer than 300. As a result of the Reverse Stock Split, Discontinued Shareholders ( i.e. , those holding fewer than 20,000 pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split) will have no further interest in the Company, will no longer be shareholders of the Company and will become entitled to receive only a cash payment equal to the Cash-Out Price of $2.20 multiplied by the number of pre-Reverse Stock Split shares owned by them. Continuing Shareholders ( i.e. those holding 20,000 or more pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split) will continue to be shareholders of the Company after the Reverse Stock Split, and their post-Reverse Stock Split shares (including fractional shares) will thereafter be subject to the Forward Stock Split.

In lieu of issuing any fractional shares otherwise issuable to Discontinued Shareholders as a result of the Reverse Stock Split, we will make a cash payment equal to the Cash-Out Price of $2.20 per pre-Reverse Stock Split share to such shareholders. All such fractional shares acquired by the Company in the Reverse Stock Split will be cancelled and returned to the status of authorized but unissued shares. Continuing Shareholders will not receive any cash payment for their whole or fractional shares resulting from the Reverse Stock Split or their whole shares resulting from the Forward Stock Split.

Purpose of the Transaction

The purpose of the Transaction is to reduce the number of record holders of our common shares to fewer than 300, thereby enabling us to deregister our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. This will enable us to terminate the Company’s status as a public reporting company with the SEC and reduce the financial and administrative costs incurred with respect to such status. The Transaction is an isolated transaction and is not pursuant to a plan to periodically increase a shareholder’s proportionate interest in our assets or earnings and profits.

In determining whether the number of our shareholders of record falls below 300 as a result of the Reverse Stock Split, we must count shareholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.

As a result of the Reverse Stock Split (but without giving effect to the Forward Stock Split), we anticipate that the number of shares of our common shares issued and outstanding will be reduced from 20,434,280 (the number outstanding as of February 15, 2012) to approximately 1,022. After completion of the proposed acquisition of fractional shares from Discontinued Shareholders, we anticipate that: (i) the total number of record holders of our common shares will be reduced from approximately 337 to 13; (ii) the total number of holders holding our common shares in street name will be reduced from approximately 267 to 34; and (iii) the number of shares of our common shares issued and outstanding to be further reduced to 972.

The Reverse Stock Split is structured so that the Company can consummate the Reverse Stock Split without the need to obtain shareholder approval under Nevada law. The cash-out of fractional shareholder interests represents the anticipated cancellation of 840,000 pre-Reverse Stock Split shares, or approximately 4.1% of our outstanding pre-Reverse Stock Split shares. Furthermore, in connection with the Reverse Stock Split, the number of authorized shares of our common shares will be decreased correspondingly from 75,000,000 to 3,750.

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As a result of the Forward Stock Split (and after giving effect to the completion of the proposed acquisition of fractional shares from Discontinued Shareholders), the number of shares of our common shares issued and outstanding will increase on a similar basis. We anticipate that the number of shares of our common shares issued and outstanding will be increased from approximately 972 to approximately 19,440,000 pursuant to the Forward Stock Split. Furthermore, in connection with the Forward Stock Split, the number of authorized shares of our common shares will be increased correspondingly from 3,750 to 75,000,000.

We estimate that the total cash to be paid to Discontinued Shareholders will be approximately $2 million. In addition, the expenses incurred to effect the Transaction are estimated to be $0.3 million. These expenses are expected to be paid out of our currently available cash while the cash to be paid to Discontinued Shareholder will be financed by Mr. Du pursuant to the Funding Agreement. The fractional shares acquired in the Transaction will be cancelled and returned to the status of authorized but unissued shares of our common shares.

After the Reverse Stock Split, we will have an obligation to file our Annual Report on Form 10-K for the year ended December 31, 2011, because we had on file with the SEC a Registration Statement on Form S-3 and a Registration Statement on Form S-8, each of which was automatically updated in March 2011 with the filing of our Annual Report on Form 10-K for the year ended December 31, 2010. Before filing the Form 15 Certificate of Termination of Registration with the SEC to deregister our common shares under the Exchange Act, we plan to seek a no-action letter from the SEC staff allowing us to deregister without filing this annual report. The SEC staff has allowed other companies otherwise eligible to deregister (but for having one or more registration statements updated during the fiscal year), to deregister from their securities under the Exchange Act. Although we believe that we have circumstances similar to other companies that were allowed to deregister, there is no assurance that our request will be granted by the SEC staff. In the event we do not obtain no-action relief after the Reverse Stock Split, we would be obligated to file this annual report and not achieve the immediate cost savings projected. We believe that the additional costs to file our Annual Report on Form 10-K for the year ended December 31, 2011, to be approximately $150,000.

Following receipt of a no-action letter from the SEC staff, we intend to file with the SEC a Form 15 to deregister our common shares. Upon the filing of the Form 15, our obligation to file periodic reports under the Exchange Act will be immediately suspended. Deregistration of our common shares will be effective 90 days after filing of the Form 15. Upon deregistration of our common shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act or again have record holders of our common shares in excess of 300 on the first day of a subsequent fiscal year. If the SEC staff does not grant our request, then we plan to file the Form 15 after filing our Annual Report on Form 10-K for the year ended December 31, 2011.

Background of the Transaction

On September 23, 2011, the Company, New Yulong Information Technology Co. Ltd. (“New Yulong IT”), a wholly owned subsidiary of the Company, and Mr. Du, entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which New Yulong IT agreed to sell and Mr. Du agreed to acquire all of the outstanding shares of Beijing New Media Advertising Co. Ltd. (“Beijing New Media”). Under the terms of the Purchase Agreement, Mr. Du paid New Yulong IT a purchase price of $858,149, which is equal to the net book value of Beijing New Media, which purchase price was paid in full at closing on September 29, 2011.

We have been a publicly traded operating company since May 2007. As a public reporting company, we expected to be able to leverage our public company equity to raise capital and pursue acquisitions to help grow our business and expand our operations; however, in recent years, we have been unable to raise significant capital or complete acquisitions and have derived only minimal benefits from being a public reporting company. The relatively low trading volume of our common shares and our low market capitalization have reduced the traditional liquidity benefits of being a public reporting company to our shareholders. Additionally, our common shares have failed to attract significant interest from institutional investors or market analysts, which could have created a more active and liquid market for our common shares. Our Board of Directors does not presently intend to raise capital through sales of our securities in a public offering or to acquire other businesses or entities using our securities as consideration.

As a result of the foregoing, we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a public reporting company may offer. In November 2011, Mr. Du began evaluating: (i) the advantages and disadvantages of being a public reporting company, including the costs with respect to filing reports and other information with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements, and (ii) the low trading price for our common shares in view of his belief that it did not reflect the real value of the Company.

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As part of his analysis, Mr. Du consulted some bankers and private funds in China about possible alternative strategic transactions involving the Company. Based on the communication with them, however, he felt that they were not very familiar with the overseas market and related transactions.

On December 5, 2011, the Board of Directors of the Company consulted their legal counsel regarding transaction structures and timing for “going private” and were sent a draft timetable for review. Both a reverse stock split and merger structure were considered in this timetable. Following the analysis of the shareholder structure of the Company, the reverse stock split was considered to be the appropriate way for the Company. In view of the conflict of interest presented by Mr. Du’s involvement, counsel suggested that the Company should form a special committee of the Board of Directors to approve the Transaction and noted that in light of the likely availability of dissenters’ rights, the Special Committee should engage a financial advisor or an independent valuation consultant.

On December 28, 2011, a meeting of the full Board of Directors of the Company was held and the Special Committee was formally formed, consisting of Ms. Corla Chen and Ms. Lily Sun, both of whom are independent directors. The Special Committee appointed Ms. Corla Chen as its chairman. Prior to the meeting the Company solicited proposals from five entities to provide valuation services and consulting to the Special Committee based on recommendations from the Company’s legal counsel and senior management. At the meeting the Special Committee reviewed all five candidates’ proposals and determined to engage American Appraisal China Limited (“American Appraisal”) because, compared to the other four candidates, American Appraisal had significant industry and valuation experience, experience with SEC, IRS and other key regulatory authorities, as well as significant experience servicing similar clients and special committees. American Appraisal is a leading multi-disciplined valuer and has been involved in the China market since its establishment in 1975. The company has four offices in Mainland China and one in Taiwan and provides local and international clients with a full spectrum of independent, multi-disciplined valuation and consulting services. The Special Committee was impressed not only by American Appraisal’s professional qualification, but also its significant experience serving companies similar to Jingwei, such as Asiainfo, China Telecom, Baidu. In addition to its experience and reputation for service quality, American Appraisal also provided a competitive fee proposal. The Special Committee formally engaged American Appraisal as their independent valuation consultant, pursuant to a written engagement contract dated December 28, 2011. The Company will pay American Appraisal a fee of $100,000 for such services and no portion of American Appraisal’s fee is contingent in any respect on the substance of its opinion, upon the Transaction closing, or upon any other future event or result. In addition, the Company has agreed to reimburse American Appraisal for certain expenses, and will provide a standard indemnity.

Between December 29, 2011 and January 3, 2012, the members of the Special Committee engaged in communications with one another, as they gathered factual information regarding the latest financial conditions of the Company, the state of the US capital market for publicly traded Chinese companies similar to Jingwei, and the appropriateness of a going private transaction by means of a reverse stock split structure.

On January 3, 2012, the full Board of Directors held a conference call with the Company’s legal counsel to discuss the going private proposal and the likely timing. On the same day, the Special Committee invited Mr. Du to commence negotiations with it regarding a potential funding agreement in support of a reverse stock split transaction.

On January 6, 2012, the Company publicly announced that the Board of Directors had received a proposal from Mr. Du for a "going private" transaction designed to eliminate Jingwei's status as a public company in the United States on January 4, 2012. In the proposal, he asked the Board of Directors to consider a reverse stock split transaction that would include a reverse split at a 1-for-50,000 share ratio followed by a cancellation of all fractional shares below one whole share at a per share price of $1.56. As part of the proposal, Mr. Du indicated he was willing to provide funding to Jingwei at a price of $1.56 per share to fund the cancellation of fractional shares following a reverse split in order to effect the going-private transaction, which would be financed solely through his available personal funds.

Between January 7, 2012 and January 16, 2012, the members of the Committee continued to review and consider information they solicited and received from the Company’s advisors. On January 11, 2012, the Company provided an initial set of financial projections to American Appraisal, which set of projections was over four months old, having been prepared in August 2011, and was prepared for the Company to use at a conference attended in September 2011. After submission of this initial set of projections to American Appraisal, Company management realized that the information provided was inaccurate and could be perceived as misleading because it was not up to date and, because of the context in which those projections were prepared, this set of projections was not appropriate for use by American Appraisal in evaluating the fairness of the Transaction. In the second half of 2011, the Company management had seen, and by press release on October 26, 2011 reported that they had experienced, a downward trend in the Company’s earnings during 2011, primarily due to a decrease in demand of the Company’s key BSS/OSS product offerings to the telecom carriers, as well as management changes within a major telecom carrier which impacted the expected ramp-up of the Company’s interactive marketing services in during the third quarter of 2011. As a result of this downward trend, the Company revised its fiscal year 2011 guidance to lower it from what had initially been reported on March 31, 2011, which also reflected a decrease in earnings year over year from 2010. The financial projections provided on January 11 assumed growth rates of approximately 10% per year from 2012 through 2016 regarding net sales and cost of sales, based on the Company’s earlier guidance of approximately $39 million in net sales in 2011, and approximately 6% per year for the same period regarding operating expenses.

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On January 17, 2012, with American Appraisal’s assistance, the Special Committee concluded a valuation analysis of the Company, based on the financial projection provided by the Company on January 11, 2012, and concluded a share price for the Company in the range of $2.40-$3.40 per share. The Special Committee evaluated this price range in conversations with American Appraisal by telephone and determined that the $1.56 price offered by Mr. George Du, which was based upon a 20% premium over the average price prevailing for the Company’s common shares during the 30 day period prior to January 6, 2012, was not adequate.

On January 18, 2012, the Special Committee communicated with Mr. Du regarding the transaction price and consultations it had with its independent valuation consultants. Based upon its views of current and foreseeable capital market conditions, it still believed that a going private transaction at an appropriate cash-out price might be in the best interests of the Company and its shareholders. The Special Committee indicated, however, that Mr. Du’s offer, while encouraging, was not high enough to protect the interests of discontinued shareholders.

On January 19, 2012, Mr. George Du contacted the Special Committee and agreed to increase his offer price to $1.80 per share, which represents 38% premium over the average price prevailing for the company’s shares during the 30 day period prior to January 6, 2012, the date of Mr. Du’s original offer. Due to the concerns mentioned above, the Company also prepared a revised set of financial projections to accurately reflect what it believed were the latest industry trends and economic developments impacting the Company’s business at that time, which were provided to American Appraisal on January 19, 2012. There were certain material quantitative differences between the financial projections delivered on January 11 and the January 19 projections. The financial projections delivered on January 11 assumed growth rates of approximately 10% per year from 2012 through 2016 regarding net sales and cost of sales, based on the Company’s earlier guidance of approximately $39 million in net sales in 2011, and approximately 6% per year for the same period regarding operating expenses. In comparison, the January 19 forecast assumed growth rates of approximately zero percent in 2012 based on $36 million in net sales on our unaudited 2011 year end financial statements, 3% per year in 2013 and 2014 and 10% per year in 2015 and 2016 regarding net sales and cost of sales, and approximately zero percent in 2012, 4% per year in 2013 and 2014 and 6% per year in 2015 and 2016 regarding operating expenses. This amounted to a difference of 24%, 32%, 39%, 44% and 41% in projected net income, respectively from 2012 through 2016, between the two sets of projections.

On January 20, 2012, the Special Committee reexamined its analysis and, with the assistance of American Appraisal, determined that a price in the range of $2.20--2.70 per share for the Company was fair. This analysis considered the Company’s financial performance in the fourth quarter of 2011, the latest industry trends relevant to the Company’s future performance and revised financial forecast over the next five years provided by the Company on January 19, 2012.

On January 21, 2012, the Special Committee communicated with Mr. Du regarding the transaction price in the adjusted draft price range. After evaluating the draft price opinion from the Special Committee, Mr. Du did not accept the revised price in the range, but suggested increasing the price to $2.00, comparing it favorably to other similar transactions in the market , including Tongjitang Chinese Medicines, Tiens Biotech Group USA Inc. and Sinoenergy Corporation, which had completed deals as of such date, and Andatee China Marine Fuel Services, China Advanced Construction Materials Group and China GrenTech Corporation, which had announced deals as of such date.

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Between January 22, 2012 and January 27, 2012, the Special Committee reviewed its analysis again, and believed that the current offer price of $2.00 per share, though representing a favorable premium over historic trading price in comparison with other going-private transactions, did not fully consider the Company’s net book value per common share, excluding intangible assets and minority interest. Therefore, the Special Committee concluded that the current offer price of $2.00 per share was still not in the best interests of the Company’s shareholders.

On January 28, 2012, the Special Committee communicated this information to Mr. Du.

Between January 29, 2012 and February 8, 2012, Mr. Du kept in continued communication with the Special Committee, and performed an analysis of the shareholder structure and the cost related to the funding of the reverse stock split transaction. On February 9, 2012, Mr. Du made a new proposal to the Special Committed to raise his offer price to $2.20, while adjusting the reverse split ratio from 50,000:1 to 20,000:1 (with the total funding required not being larger than the initial proposal).

In the course of February 10 and February 11, 2012, upon receiving the draft financial statements for the full year 2011 from the Company, American Appraisal provided to the Company its revised price per share analysis which reflected a range of $1.93 - $2.49 per share. American Appraisal provided an oral opinion to the Special Committee on February 11, 2012, to the effect that it could issue a fairness opinion at the offer price of $2.20 per share, subject to certain standard limiting conditions and assumptions. On this basis, the Special Committee orally accepted the offer from Mr. Du.

On February 14, 2012 the Company delivered final projections to American Appraisal, a copy of which are attached as Exhibit C to this Disclosure Statement. This final set differed slightly from the set provided on January 19, 2012, only with respect to the unaudited 2011 financial statements, which was revised to keep the same balance of certain intangible assets as reported on the interim balance sheet as of September 30, 2011, thus resulting in a change in the amortization amount in the profit and loss statement related to write-off assumed in the January 19 set of projections. The Company determined that it would be inappropriate to write off certain intangible assets, before a series of impairment tests performed in accordance with the ASC 350-20 Intangibles-Goodwill and Other could be deemed complete as of February 14, 2012. The February 14 financial projections also assumed the same set of growth projections as the January 19 projections regarding net sales, cost of sales and operating expense from 2012 through 2016. The change in amortization amount mentioned above created a difference of approximately 24%, 22%, 21%, 19% and zero percent in the yearly projected net income from 2012 to 2016, as between the two sets of projections.

On February 16, 2012, American Appraisal provided its fairness opinion to the Special Committee based on an offer price of $2.20 per share. By consent dated February 16, 2012 the Special Committee approved the terms of the Transaction recommended that the full Board of Directors approve the Transaction and the filing of this Disclosure Statement with the SEC. Also on February 16, 2012, the full Board of Directors (with Mr. Du abstaining) adopted the recommendation of the Special Committee and approved the Transaction.

Reasons for the Transaction

Although we have been a public reporting company since May 2007, we and Mr. Du believe we have derived only minimal benefits from being a public reporting company. Benefits of being a public reporting company (“Public Company Benefits”) typically include:

•	access to the public markets for liquidity purposes for our shareholders;
•	access to the public markets for purposes of raising capital through the sale of securities; and
•	the ability to make acquisitions using securities as consideration.

Our common shares have failed to attract significant interest from institutional investors or market analysts. This has resulted in a relatively low trading volume and market capitalization, which has limited the liquidity benefit to our shareholders. In addition, the legal requirements of public reporting companies create large administrative and financial costs for us. As a small company with limited managerial resources, we believe that these financial resources and this time could more effectively be devoted to other purposes.

Our Board of Directors and Mr. Du believe that consummating a going private transaction is a necessary step to reduce corporate overhead costs by eliminating the costs associated with being a public reporting company, including with respect to filing reports with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements. Furthermore, our Board of Directors and Mr. Du have determined that the costs of being a public reporting company currently outweigh the Public Company Benefits and, thus, that it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders, including unaffiliated shareholders, for the Company to remain a public reporting company, for the reasons described below. The primary purpose of the Transaction is to reduce the number of record holders of our common shares to fewer than 300 to enable us to elect to deregistered our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. The Board and Mr. Du believe that the Transaction provides the most certainty for the Company to achieve this purpose.

•	Exchange Act Reporting Costs . The Company incurs significant direct and indirect costs in complying with its periodic reporting and other obligations under the Exchange Act (collectively, the “Public Company Costs”), including: the legal, accounting, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, filing, printing and distributing the reports and other filings required under the Exchange Act; the broker and transfer agent charges for forwarding materials to beneficial holders of our common shares; management’s time and attention expended in preparing and reviewing such reports and other filings; and the substantially higher premiums for directors’ and officers’ insurance policies payable by public reporting companies. The Company’s direct, out-of-pocket costs comprising the Public Company Costs were approximately $650,000 during 2010.

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While we presently have no specific plans to do so, we may, periodically, send shareholders financial and/or other information. We anticipate that our consolidated financial statements will be subject to audit only to the extent required by applicable law and covenants in any credit or financing agreement which we may enter. We expect that, in connection with any pending litigation, contractual, regulatory and general business issues, we will, from time to time, engage and confer with outside counsel, as needed.

In addition, the Company and Mr. Du believe that the Transaction and subsequent deregistration of our common shares and the suspension of our duty to file periodic reports and other information with the SEC, will allow our management and employees to devote more time and effort to improving our operations.

•	Liquidity for Small Shareholders . Our Board of Directors and Mr. Du believe that holders of fewer than 20,000 shares of our common shares may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in our common shares has been, and continues to be, limited. Our common shares does not trade every day. The average daily trading volume of our common shares over the twelve-month, six-month and three-month periods ended September 30, 2011 was approximately 16,088,10,074 and 6,877 shares, respectively. Our Board of Directors and Mr. Du believe that the Transaction would give shareholders who are cashed out an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions. The Cash-Out Price of $2.20 per share of our common shares held prior to the Reverse Stock Split represents a premium of 68% over the average closing price of our common shares over the 30-trading day period ended January 5, 2012.

•	Lack of Capital from Public Markets . In addition to the Public Company Costs, the Company is not able to, and does not presently intend to exploit, many of the Public Company Benefits. The price of our common shares has significantly declined over the last three years, from a high bid quotation of $6.93 during the quarter ended June 30, 2010 to a low bid quotation of $1.22 on November 3, 2011. The current trading price of our common shares would make using it as a vehicle to raise capital or to provide acquisition consideration extremely dilutive to our shareholders. As a result, the Company is not receiving any of the traditional Public Company Benefits, yet, the Public Company Costs continue to increase, substantially depleting the limited resources of the Company. The increase in costs arises, among other things, because of an increase in securities regulation. Our Board of Directors and Mr. Du believe that the Public Company Costs, if continued, would be detrimental to the financial condition of the Company.

Other Public Company Benefits which exist for the benefit of public shareholders include: (i) the rights and protections afforded shareholders by the federal securities laws; (ii) the substantive requirements of the federal securities laws, including the Sarbanes-Oxley Act of 2002, which are imposed on public companies; and (iii) limitations and reporting requirements imposed on officers and directors of public companies, including restrictions on short-swing trading and the reporting obligations of officers and directors. These benefits were not considered to outweigh the Public Company Costs due to the small size of the Company, its limited staffing and the lack of a liquid trading market for our common shares. Accordingly, our Board of Directors and Mr. Du have determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders, including its unaffiliated shareholders, for the Company to remain a public reporting company.

Effects of the Transaction

Effects of the Transaction on our Shareholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record holders of our common shares from approximately 337 to approximately 13. The reduction in the number of our record shareholders below 300 will enable us to deregister our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder, which will substantially reduce the information required to be furnished by us to the public, including our shareholders.

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We intend to apply for deregistration of our common shares and suspension of our duty to file periodic reports and other information as soon as practicable following completion of the Transaction. See “Special Factors - Purpose of the Transaction.” However, the Special Committee reserves the right, in its discretion, to abandon, postpone or modify the Transaction prior to the effective date of the Reverse Stock Split if it determines that doing so is in our best interests and the best interests of our shareholders. See “Special Factors - Reservation” beginning on page 31.

When the Transaction is consummated, Discontinued Shareholders (those owning fewer than 20,000 pre-Reverse Stock Split shares) will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Only our Continuing Shareholders and option holders will benefit from any future increase in our earnings. The Continuing Shareholders will continue to have an equity interest in the Company after the Transaction and will own a security, the liquidity of which may be severely restricted. Once we terminate the registration of our common shares and suspend our duty to file periodic reports and other information with the SEC our common shares will only be allowed to be quoted on the Pink Sheets which may further limit its liquidity because many brokers do not trade securities listed on the Pink Sheets. Trading opportunities in the Pink Sheets depends upon whether any broker-dealers make a market for our common shares. We do not guarantee our common shares would continue to be quoted on the Pink Sheets.

Discontinued Shareholders will, following the Transaction, have their pre-Reverse Stock Split shares cancelled and converted into the right to receive a cash payment. As soon as practicable after the effective date of the Reverse Stock Split, we will send these shareholders a letter of transmittal with instructions as to how such shareholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates to our exchange agent. Continuing Shareholders will not receive any cash payment for their whole or fractional shares of our common shares resulting from the Reverse Stock Split or their whole shares resulting from the Forward Stock Split.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. Although the Transaction is designed to reduce the number of shareholders of record, we intend to treat shareholders holding common shares in street name held through a broker or other nominee in the same manner as shareholders whose shares are registered in their names for purposes of the Transaction. Nominees will be instructed to effect the Transaction for their beneficial owners. However, nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and shareholders owning shares in street name should contact their nominee(s).

Based on information available to us as of January 3, 2012, we estimate that the Transaction will reduce our record holders from 337 to 13 and holders of our common shares holding in street name from 267 to 34. The reduction in the number of our record holders to fewer than 300 will enable us to deregister our common shares and suspend our duty to file periodic reports and other information with the SEC and will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. The Company’s rationale for applying the Reverse Stock Split ratio of 20,000-to-one to all shareholders is that if a large enough number of holders holding in street name remained following the Transaction, and thereafter became shareholders of record, the Company could again become subject to reporting obligations under Section 12(g) of the Exchange Act. By reducing the number of shareholders of record well below 300 and reducing the number of holders holding in street name, we believe we have sufficiently limited the risk of having to re-commence filing reports with the SEC and to re-register under the Exchange Act.

Effects of the Transaction on Mr. Du. As of March 9, 2012, Mr. Du holds more than 20,000 shares of our common shares or vested options for more than 20,000 shares of our common shares and, therefore, will be a Continuing Shareholder, his stock holdings will not change (other than their percentage ownership of our common shares following the completion of the Transaction), and he will not receive a cash payment for fractional shares. Additionally, Mr. Du will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the short-swing profit recapture provisions thereunder. Shareholders acquiring more than 5% of our common shares will no longer be required to report their beneficial ownership under the Exchange Act. Upon the effectiveness of the Transaction, we estimate that the beneficial ownership of our shares of common shares held by Mr. Du will increase from 41.1% to approximately 45.2% as a result of the Transaction. Accordingly, Mr. Du will increase his interests in the net book value as of September 30, 2011 from $25.0 million, or 41.1%, to approximately $27.5 million, or 45.2%, and increase his interests in net earnings of the Company in the fiscal year of 2010 from $4.1 million, or 41.1%, to approximately $4.5 million, or 45.2%. The beneficial ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales, and other transfers of common shares by our shareholders prior to the effective time of the Reverse Stock Split, and the number of shares that are actually cashed-out in the Transaction. The beneficial ownership percentage of shares of our common shares held by Mr. Du, and the beneficial ownership percentage of the Continuing Shareholders, may increase or decrease as a result of such purchases, sales and other transfer of shares of our common shares by our shareholders prior to the effective time of the Reverse Stock Split, and depending on the number of shares that are actually cashed-out in the Transaction.

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Potential Disadvantages of the Transaction to Shareholders. While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:

•	after the Transaction, our common shares will not be eligible for quotation on the Over-the-Counter Bulletin Board, and our shareholders may experience reduced liquidity for their shares of our common shares, even if our common shares is quoted on the Pink Sheets market, and this reduced liquidity may adversely affect the market price of our common shares;

•	after the Transaction, we will deregister our common shares under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder and, therefore, we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or Disclosure Statement disclosures in connection with shareholder meetings;

•	we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;

•	because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to the Continuing Shareholders;

•	the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% shareholders;

•	although we plan, at this time, to continue to engage independent accountants to audit the annual financial statements of the Company, these financial statements may be less comprehensive than the financial statements we are required to maintain and report as a public reporting company;

•	Discontinued Shareholders will, after giving effect to the Transaction, no longer have any equity interest in the Company and, therefore, will not participate in our future earnings or growth, if any; and

•	the Transaction will require Discontinued Shareholders to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their shares of our common shares.

Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $0.3 million, which includes legal, financial and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to Discontinued Shareholders, which we estimate will be approximately $2 million. These costs will be offset by the costs we would otherwise incur as a public reporting company to comply with SEC reporting requirements, which we estimate to be approximately $710,000 per year.

Trading Market for Our Common Shares. Following the completion of the Transaction, our common shares may be eligible for quotation on the Pink Sheets. The Pink Sheets is a listing service that offers financial and other information about issuers of securities, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.pinksheets.com. The Pink Sheets is not a stock exchange, and we do not have the ability to control whether our shares are quoted on the Pink Sheets. Trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our common shares. Accordingly, we do not guarantee or anticipate whether our common shares will be quoted on the Pink Sheets. In addition, any prices at which our shares are quoted on the Pink Sheets, if at all, may be more or less than the current price on the Over-the-Counter Bulletin Board. In addition, the spread between the bid and asked prices of our common shares on the Pink Sheets may be wider than on the Over-the-Counter Bulletin Board and the liquidity of our shares may be lower. We give no assurance, however, that there will be any Pink Sheets quotations after the Transaction or that, if such quotations begin, they will continue for any length of time.

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Fairness of Transaction

The Board of Directors established the Special Committee and delegated to it the authority to review, analyze and evaluate the fairness of the Transaction, present its conclusion and make a recommendation to the Board, after which the Board could determine whether to adopt the Special Committee’s conclusion on fairness or undertake its own evaluation. The Special Committee fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated shareholders of the Company, including: (i) our unaffiliated Discontinued Shareholders who will be cashed-out as a result of the Transaction and (ii) our unaffiliated Continuing Shareholders who will continue to hold our common shares after the Transaction. After studying the Transaction and its anticipated effects on our shareholders, the Special Committee unanimously approved the Transaction and deemed it procedurally and substantively fair to all of the Company’s affiliated and unaffiliated shareholders and to the Company and recommended to the Board of Directors that it approve the Transaction.

 The Board of Directors, with Mr. Du abstaining because of his participation in the Transaction, has fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction, together with the analysis of the Special Committee described in this section “—Fairness of the Transaction”, and has unanimously (subject to Mr. Du’s abstention) adopted the determination and recommendation of the Special Committee regarding the fairness of the Transaction. Each of the Filing Persons deems the Transaction procedurally and substantively fair to all of the Company’s affiliated and unaffiliated shareholders and to the Company and expressly adopts the fairness determination and analysis of the Special Committee as his or its own.

Fairness of the Substance of the Transaction . In determining the fairness of the Transaction, the Special Committee considered the factors discussed below, in addition to the alternative transactions discussed in “Special Factors – Background of the Transaction” beginning on page 13. In light of these factors, the Special Committee believes that the Transaction is substantively fair to the Company’s unaffiliated shareholders, including our unaffiliated Discontinued Shareholders who will be cashed-out as a result of the Transaction and our unaffiliated Continuing Shareholders who will continue to hold our common shares after the Transaction. The Special Committee did not assign specific weight to the factors set forth below in a formulaic fashion. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, the Special Committee did place special emphasis on the significant cost and time savings we expect the Company to realize from deregistration of our common shares under the Exchange Act and the suspension of our duty to file periodic reports and other information with the SEC thereunder.

Significant Cost and Time Savings . By deregistering our common shares and suspending our duty to file periodic reports with the SEC, we expect to realize recurring annual cost savings of approximately $710,000, which represents our Public Company Costs and includes savings from personnel expense relating to the time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. In addition, the Special Committee has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its shareholders, creditors, or other stakeholders, including its unaffiliated shareholders, for the Company to remain a public reporting company. See the “Special Factors - Purpose of the Transaction” and “Special Factors - Reasons for the Transaction” beginning on pages 12 and 15, respectively.

Opportunity to Remain a Holder of, or to Liquidate, Common Shares . Another factor considered by the Special Committee in determining the fairness of the Transaction to holders of our common shares is the opportunity the Company’s shareholders have to remain shareholders or to liquidate their Company holdings. Current holders of fewer than 20,000 shares or our common shares can either remain Company shareholders by acquiring additional shares so that they own at least 20,000 shares of our common shares immediately before the effective date of the Reverse Stock Split or be cashed out in the Reverse Stock Split. If a shareholder purchases additional shares of our common shares, then the shareholder may incur brokerage fees or commissions. Holders of fewer than 20,000 shares of our common shares at the effective time of the Reverse Stock Split will have their fractional post-Reverse Stock Split shares purchased by the Company at a premium price without paying any brokerage fees or commissions. The Special Committee did not quantify the consideration of brokerage fees and commissions paid for having such fractional shares cashed out in the Reverse Stock Split since such fees, if any, vary significantly depending upon the method used to acquire or dispose of shares. Conversely, shareholders who own 20,000 shares or more and who desire to liquidate their shares in connection with the Transaction at the premium price offered can reduce their holdings to less than 20,000 shares by selling or gifting shares prior to the effective date of the Reverse Stock Split. The Special Committee did not place undue emphasis on this factor due to the limited trading market for our common shares. See “Special Factors - Reasons for the Transaction” and “Special Factors - Structure of the Transaction” beginning on pages 15 and 27, respectively.

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Recent and Historical Trading Prices . The Special Committee considered recent and historical trades of our common shares. Since May 2010, our common shares has been listed on the NASDAQ Global Market, which has been the principal outlet for shareholders who wished to dispose of shares of our common shares. The Special Committee viewed NASDAQ as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the Company’s industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a stock purchase or sale decision.

The recent and historical trading of our common shares relates to the fairness of the Transaction to unaffiliated shareholders because it provides some insight into how the market has historically valued our common shares. Since unaffiliated Discontinued Shareholders will no longer be able to directly participate in the financial success of the Company, the Cash-Out Price paid to these shareholders as a result of the Reverse Stock Split represents the final opportunity to obtain value for their investment. Although not a perfect measure, the trends over time in the market price of our common shares reflect market perceptions about the Company’s intrinsic value.

Based on the foregoing, the Special Committee determined that a Cash-Out Price based on the historical trading prices of our common shares would be an appropriate method of determining the fair value of shares of our common shares being cashed out in the Transaction. In its deliberations concerning the fairness of the Transaction, the Special Committee considered:

•	the historical trading prices for our common shares over the past three (3) years (ranging from a low of $0.40 to a high of $6.93);

•	the historical trading prices for our common shares during the 30-trading day period ended January 5, 2012 (a low of $1.15 and a high of $1.40); and

•	a recent closing price of our common shares ($1.45 as of February 13, 2012).

The Cash-Out Price to Discontinued Shareholders of $2.20 per share represents a 68% premium to the average closing price of our common shares during the 30-trading day period ended January 5, 2012. The Cash-Out Price to our Discontinued Shareholders of $2.20 represents a premium of approximately 64% over the $1.34 closing price of our common shares on January 5, 2012. The Special Committee determined that, as a result these premiums, the Cash-Out Price was a fair price for the shares our common shares being cashed out in the Transaction in light of the factors considered by the Special Committee.

Net Book Value of Our Common Shares, Excluding Minority Interest and Intangible Assets. Net book value is based upon the historical cost of the Company’s assets and ignores the value of the company as a going concern. Our net book value per outstanding share of our common shares as of: (i) December 31, 2008, 2009 and 2010 was $1.30, $1.53 and $2.04, respectively, and (ii) September 30, 2011 was $2.08. The Cash-Out Price of $2.20 per share of our common shares represents a premium of 6% over the net book value of our common shares as of such date.

Liquidity of Our Common Shares. The Special Committee discussed the lack of an active trading market for our common shares, the lack of any market analyst coverage of the Company and our inability to access the public capital markets as some of the indications that our shareholders are not receiving the typical Public Company Benefits. Specifically, the Special Committee considered that our common shares had an average daily trading volume over the three-month periods ended September 30, 2011 of approximately 6,877 shares, respectively. The Special Committee determined that the lack of liquidity of our common shares was an additional indication of fairness to the Discontinued Shareholders. See “Special Factors - Reasons for Transaction” beginning on page 15.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Common Shares. The Transaction will not affect holders of our common shares differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be cashed out (and become a Discontinued Shareholder) or will continue as a holder of our common shares as a result of the Transaction (a Continuing Shareholder) is the number of shares of our common shares held by the shareholder as of the effective date of the Reverse Stock Split.

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Minimum Effect on Voting Power. The Transaction will have a minimum effect on the voting power of the Company’s shareholders. The shares of our common shares are the only voting shares of the Company and will continue to be the only voting shares after the Transaction. The voting and other rights of our common shares will not be affected by the Transaction. The only effect of the Transaction on the Company’s voting power will be a slight change in the overall ownership percentage of the Continuing Shareholders following the Transaction.

The Special Committee also considered the following possible disadvantages of effecting the Transaction:

Reduction of Market for Our Common Shares. After the completion of the Transaction and the deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC, our common shares will not be eligible for quotation on the Over-the-Counter Bulletin Board, and our shareholders may experience reduced liquidity for their shares of our common shares, even if our common shares is quoted in the Pink Sheets. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Shareholders” beginning on page 23 for more information.

Possible Decline in Price of Our Common Shares. After the completion of the Transaction, our shareholders may experience reduced liquidity for their shares of our common shares. This reduced liquidity may adversely affect the market price of our common shares. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Shareholders” beginning on page 23 and “- Termination of Publicly Available Information about the Company” immediately below.

Termination of Publicly Available Information About the Company. After deregistration of our common shares and suspension of our duty to file periodic reports and other information with the SEC, information regarding our operations and financial results that is currently available to the general public and our shareholders will no longer be readily available, and shareholders seeking information about us will have to contact us directly to receive such information. We may or may not provide shareholders with information, upon request or otherwise, that we are not required by law to provide. The Special Committee believes that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about the Company. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Shareholders” beginning on page 23.

Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to the Company. After the completion of the Transaction and the deregistration of our common shares and suspension of our duty to file periodic reporting and other information with the SEC, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings. In addition, our officers, directors and 10% or greater shareholders will no longer be subject to the short-swing profit recapture provisions and reporting requirements of Section 16 of the Exchange Act. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Shareholders” beginning on page 23.

The Company Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Transaction is that we will no longer have the Public Company Benefits, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of our securities, we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings from ceasing to be a public reporting company outweigh the drawbacks of losing more ready access to the capital markets.

Discontinued Shareholders Will Not Participate in Future Increases in Our Value. Following the Transaction, Discontinued Shareholders will no longer have an equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Shareholders” beginning on page 23.

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Although potentially relevant to a determination of fairness of the Transaction, the factors listed below, for the reasons given, were determined by the Special Committee to not be applicable to the Company and were not considered or were not given any weight by the Special Committee.

Liquidation Value. The Special Committee viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the fairness of the Cash-Out Price. There is no present intention of liquidating the Company. Further, the Transaction will only result in the termination of an equity interest by the shareholders reduced to fractional shares as a result of the Reverse Stock Split. The total of all such shares represents approximately 4% of our outstanding pre-Reverse Stock Split shares. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon a liquidation. Given the other factors considered by the Special Committee as described in this Disclosure Statement, the Special Committee did not pursue a liquidation value approach.

No Firm Offers. While our Board of Directors and management have been involved in discussions with third parties from time to time as discussed under “Special Factors – Background of the Transaction” beginning on page 17, we have not received during the last two years any firm, unconditional offers for a merger or consolidation with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in our control on terms satisfactory to the Company.

Purchase Price Paid for Repurchases of Our Common Shares. We have not previously repurchased significant amounts of shares of our common shares and, therefore, the Special Committee could not consider any such repurchases as the basis for fairness.

The Special Committee believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Transaction is substantively fair to all the Company shareholders, including the unaffiliated Discontinued Shareholders who will be cashed out as a result of the Transaction and the Continuing Shareholders who will continue to be shareholders of the Company after the Transaction. The Special Committee set the Cash-Out Price at $2.20 based on the factors described above, and in particular, the premium that the Cash-Out Price represents over the historic trading prices and net book value of our common shares as discussed above.

Fairness Opinion of American Appraisal . The Special Committee considered the financial analyses reviewed and discussed with the Special Committee by representatives of American Appraisal and the opinion of American Appraisal delivered on February 16, 2012 with respect to the fairness, from a financial point of view, of the Cash-Out Price to the unaffiliated shareholders of the Company.

Procedural Fairness of the Transaction . In addition to the fairness of the substance of the Transaction, the Special Committee believes that the process by which decisions were made regarding the Transaction is fair to the Company’s unaffiliated shareholders, including the Discontinued Shareholders who will be cashed out as a result of the Transaction and to the Continuing Shareholders who will continue to be shareholders of the Company after the Transaction.

The Special Committee noted that shareholders can purchase, subject to availability, prior to the effective date of the Reverse Stock Split, such additional shares of our common shares through the market in order to make their holdings of our common shares exceed 20,000 shares, thereby avoiding the result of fractional shares from the Reverse Stock Split.

The Special Committee has not granted unaffiliated shareholders access to our corporate files nor has it extended the right to retain counsel or appraisal services at our expense and no one has retained any unaffiliated representative to act solely on behalf of unaffiliated shareholders for any purpose. With respect to unaffiliated shareholders’ access to our corporate files, the Special Committee believes that this Disclosure Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. In deciding not to adopt these additional procedures, the Special Committee also took into account factors such as our size and financial capacity and the costs of such procedures.

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Summary of Fairness Opinion

American Appraisal China Limited is a leading multi-disciplined valuer and has been involved in the China market since its establishment in 1975. The company has four offices in Mainland China and one in Taiwan and provides local and international clients with a full spectrum of independent, multi-disciplined valuation and consulting services. The Company retained American Appraisal pursuant to a written engagement contract dated December 28, 2011. The Company will pay American Appraisal a fee of $100,000 for such services and no portion of American Appraisal’s fee is contingent in any respect on the substance of its opinion, upon the Transaction closing, or upon any other future event or result. In addition, the Company has agreed to reimburse American Appraisal for certain expenses, and will provide a standard indemnity.

On February 11, 2012, American Appraisal indicated to the Company that it could deliver a fairness opinion based on a Cash-Out Price of $2.20 per share. American Appraisal delivered its written fairness opinion to the Special Committee dated February 16, 2012 (the “AA Opinion”), confirming its opinion that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion that the Offer Price to be paid by the Company in connection with the Transaction is fair, from a financial point of view, to the shareholders of the Company who will be cashed-out as a result of the Transaction.

The AA Opinion is attached hereto as Exhibit A and is incorporated herein by reference. Holders of the Company’s common shares are encouraged to read the AA Opinion carefully in its entirety. The AA Opinion was provided for the benefit of the Company’s Special Committee in connection with, and for the purpose of, its evaluation of the Cash-Out Price, from a financial point of view, and does not address any other aspect of the Transaction. The AA Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. The AA Opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to the Transaction. The following summary is qualified in its entirety by reference to the full text of the AA Opinion.

In connection with its engagement, American Appraisal performed the analyses and reviews that were deemed necessary and appropriate under the circumstances, including but not limited to, the following:

• reviewed the Company’s un-audited financial statements for the period ended December 31, 2011, which the management of the Company identified as being the most current financial statements available;

• reviewed Company’s audited financial statements for the years ended December 31, 2008 through December 31, 2010;

• held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and certain matters regarding the Transaction;

• reviewed copies of the following agreements, presentations and/or documents:

■	press release and draft information memorandum of the Transaction;

■	corporate presentation of the Company as of November 2011;

■	articles of incorporation, business license and organization chart of the Company;

■	shareholder list of the Company as of January 3, 2012;

■	summary of outstanding share options of the Company as of September 30, 2011;

■	preferential tax grant document of the Company dated April 10, 2010;

■	prior valuation reports of two entities acquired by the Company in 2009 and 2010;

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■	list of revenue recorded in the fourth quarter ended December 31, 2011;

■	intangible asset and amortization schedules of the Company for the two years ended December 31, 2010 and the nine months period ended September 30, 2011;

■	account receivable aging analysis of the Company for the four years ended December 31, 2011;

■	bad debt provision policy and schedules of the Company;

■	summary of fixed assets of the Company for the nine months period ended September 30, 2011; and

■	statistic of major customers and their past revenue contribution.

•   reviewed financial forecasts and projections with respect to the Company dated January 11, 2012, updated and revised on January 19, 2012 and delivered in final form to American Appraisal as of February 14, 2012 for the fiscal years ending December 31, 2012 through 2016 ;

• compared the proposed financial terms of the Transaction with publicly available financial terms of certain transactions involving companies deemed relevant and the consideration received for such companies;

• reviewed selected economic, financial, and market information relating to the businesses of other companies whose operations considered relevant in evaluating the Company;

• reviewed the historical market prices and trading volumes for the Company’s publicly traded securities and those of certain publicly traded companies deemed relevant; and

• conducted such other financial studies, analyses and inquiries as deemed appropriate.

In connection with the analysis underlying its opinion, American Appraisal relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data with respect to the Company made available or furnished to or otherwise reviewed by or discussed with American Appraisal by management of the Company. American Appraisal has not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and the Company is solely responsible for any errors or inaccuracies in such forecasts, information, data and material. Further, American Appraisal has assumed that there has been no material change in the assets, financial condition, business or prospects of the Company, since the date of the most recent financial statements and forecasts made available to American Appraisal.

With respect to financial analyses and forecasts regarding the Company provided to or otherwise reviewed by or discussed with American Appraisal, it has been represented by the management of the Company and was assumed for the purposes of this opinion that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial conditions of the Company to which such analyses or forecasts relate. American Appraisal can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

In connection with all forecasts, information, data and material provided to American Appraisal by the management of the Company, the management of the Company has represented to American Appraisal and American Appraisal has assumed for the purposes of this opinion that they have not omitted or failed to provide, or caused to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to American Appraisal by the management of the Company not misleading in light of the circumstances under which such forecasts, information, data or material was provided.

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American Appraisal has not conducted or been provided with an independent valuation or appraisal of the assets or liabilities of the Company, nor has it made any physical inspection of the properties or assets of the Company. In connection with its engagement, American Appraisal was not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of the Company, nor did it negotiate the terms of the proposed transaction, and therefore, American Appraisal has not opined as to whether such terms are the most beneficial, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction. American Appraisal believes it is not necessary to make a determination regarding the optimal terms that may be negotiated in favor of the Company in order to render an opinion regarding fairness of the Transaction.

The analysis undertaken in connection with rendering the AA Opinion involves the exercise of judgment on the part of American Appraisal, as to which differences of opinion may exist. The AA Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to American Appraisal on, and the forecasts, information and data made available to American Appraisal as of, the date of the AA Opinion. Accordingly, subsequent developments may materially affect the AA Opinion; however, except as set forth in the engagement letter between American Appraisal and the Company dated December 28, 2011, American Appraisal does not have an obligation to, and has not undertaken to, update, revise or reaffirm its opinion.

In connection with rendering the AA Opinion to the Company’s Special Committee, American Appraisal performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by American Appraisal in connection with the AA Opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the guideline publicly-traded company method and the guideline transaction method summarized below, no company or transaction used as a comparison was identical to the Company. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

American Appraisal believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying American Appraisal’s analyses and opinion. American Appraisal did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The following is a brief summary of the material financial analyses performed by American Appraisal in connection with American Appraisal’s opinion relating to the Cash-Out Price to be paid in connection with the Transaction.

Discounted Cash Flow Method

American Appraisal performed a discounted cash flow analysis of the Company using financial forecasts and projections with respect to the Company dated January 11, 2012, updated and revised on January 19, 2012 and delivered in final form to American Appraisal as of February 14, 2012 for the fiscal years ending December 31, 2012 through 2016. American Appraisal calculated a range of implied present values of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate for fiscal years ending December 31, 2012 through December 31, 2016. American Appraisal calculated a range of values for the Company by sensitizing the discount rate within a range of 13.5% to 17.5%. The terminal value was calculated under a modified Gordon Growth Method by applying capitalization rates to the free cash flows available to the Company in the normalized period  (from 2017 onwards), rather than dividends, assuming 3% perpetual annual growth rate. This discounted cash flow method resulted in a range of implied present values of approximately $1.93 to $2.49 per common share of the Company.

In determining the a proper discount rate range of 13.5% to 17.5% for this analysis, American Appraisal reviewed the companies listed under “—Guideline Publicly-Traded Company Method” below. A review of these companies indicates that some of the companies were US listed and some were listed in Hong Kong. To arrive at an appropriate cost of capital, American Appraisal took into consideration the dynamics of both the US and Hong Kong when developing the cost of capital as indicated below:

	Chinese Company Listed in US	Chinese Company Listed in HK
Risk-free Rate	2.9%	1.5%
Leveraged Beta	1.32	0.66
Equity Risk Premium	5.0%	6.2%
Interest Rate Differential	1.1%	2.5%
Cost of Equity for Systematic Risk	10.6%	8.1%
Average Cost of Equity	9.3%
Small Size Risk Premium	4.1%
Company Specific Risk	0.0%	4.0%
Discount Rate (rounded to 0.5%)	13.5%	17.5%

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Key assumptions adopted in the discounted cash flow method are:

§	Revenue was projected to increase from US$36 million in 2011 to US$46 million in 2016, or a CAGR of 5.1%

§	Gross margin was expected to maintain at similar level as 2011, or approximately 45.0% throughout the projection period until 2016

§	EBIT margin was expected to increase to 12.8% in 2012 and gradually increase to 21.4% in 2016

§	Capital expenditures was estimated at approximately 2% of revenue

§	Major operating entities of Jingwei were assumed to be qualified for preferential income tax rate of 15%

§	Debt-free net working capital (DFNWC) requirement was estimated based on the historical 3 years average DFNWC ratio of 118.5% of revenue

§	Terminal value was calculated by applying capitalization rates to the free cash flows in the normalized period under the Gordon Growth Model methodology assuming 3% perpetual annual growth rate

§	Normalized capital expenditure was estimated to replace original costs of tangible and intangible assets, set at 6.8% of revenue at one year after the terminal year

§	Associated tax benefit due to excess of capital expenditure over depreciation was considered

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Guideline Publicly-Traded Company Method

American Appraisal calculated multiples of invested capital value or enterprise value (“EV”) based on certain financial data for the Company and 10 selected companies operating in the IT service industry in China. The guideline companies are as follows:

Guideline Companies	Bloomberg Code

hiSoft Technology International Ltd	HSFT US
Camelot Information Systems Inc	CIS US
VanceInfo Technologies Inc	VIT US
Pansoft Co Ltd	PSOF US
AsiaInfo-Linkage Inc	ASIA US
Computer & Technologies Holdings Ltd	46 HK
Capinfo Co Ltd	1075 HK
Automated Systems Holdings Ltd	771 HK
Chinasoft International Ltd	354 HK
China Digital TV Holding Co Ltd	STV US

The 10 selected comparable companies are all principally operating in the IT service industry in China with profitable track records. Apart from the above 10 selected companies, the following table shows the name of the other companies had been identified as fitting the established criteria but were finally not used in the analysis and the reason for their exclusion by American Appraisal:

Company Name	Bloomberg Code	Reason for exclusion
Beijing Teamsun Technology Co Ltd	600410 CH	The market of listing was not open to US investors
Bright Oceans Inter-Telecom Corp	600289 CH	The market of listing was not open to US investors
Nuesoft Corp	600718 CH	The market of listing was not open to US investors
Beijing TRS Information Technology Co Ltd	300229 CH	The market of listing was not open to US investors
Digital China Holdings Ltd	861 HK	Despite that the company’s business also involves system integration service in China, this company mainly distributes IT products, making its cost structures different from Jingwei.

American Appraisal calculated each selected company’s invested capital value as a multiple of its operating EBITDA and EBIT for the last financial year in 2010 and estimates of operating EBITDA and EBIT for fiscal years 2012 if available. Forecasted operating EBITDA for the selected guideline companies was based on consensus analyst estimates provided by Bloomberg. Based on consideration of the comparative size, riskiness, growth expectations, and profitability of the Company relative to the selected guideline companies, the selected operating EBITDA multiples were concluded to be in the range of 3.0x - 4.0x for each respective period, and the selected operating EBIT multiples were concluded to be in the range of 4.5x - 5.0x for each respective period. A premium for control of 20.0% was included in the analysis, based on consideration of premiums paid for recent acquisitions in the IT service industry. The guideline publicly traded company method resulted in a range of implied per share equity values of $1.40 to $2.44 per common share of the Company.

The following table indicates the individual EBITDA and EBIT values for each selected company, as well as the derived values for the Company:

Guideline Companies	Bloomberg Code	2010A EV/EBITDA	2010A EV/EBIT	2012E EV/EBITDA	2012E EV/EBIT
hiSoft Technology International Ltd	HSFT US	8.4	10.7	4.0	4.9
Camelot Information Systems Inc	CIS US	2.1	2.7	3.7	4.0
VanceInfo Technologies Inc	VIT US	6.7	8.5	5.4	6.9
Pansoft Co Ltd	PSOF US	0.5	1.0	N/A	N/A
AsiaInfo-Linkage Inc	ASIA US	3.7	5.3	2.9	4.6
Computer & Technologies Holdings Ltd	46 HK	4.5	4.7	N/A	N/A
Capinfo Co Ltd	1075 HK	1.8	4.4	N/A	N/A
Automated Systems Holdings Ltd	771 HK	1.3	2.2	N/A	N/A
Chinasoft International Ltd	354 HK	13.7	20.5	5.7	7.3
China Digital TV Holding Co Ltd	STV US	2.6	2.6	2.6	2.7

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All comparable companies
Highest	13.7	20.5	5.7	7.3
Lowest	0.5	1.0	2.6	2.7
Average	4.5	6.3	4.0	5.1
Median	3.1	4.6	3.8	4.7
Selected Ratio	3.0	4.5	4.0	5.0

Estimated Value of Subject Company (US$000)	2010A Latest Fin Yr EBITDA	2010A Latest Fin Yr EBIT	2012E Forecast EBITDA	2012E Forecast EBIT
Financial results	13,046	9,076	7,896	4,630
Applicable Ratio	3.00	4.50	4.00	5.00
Indicated Value	39,138	40,842	31,584	23,148
Add: 20% control premium (note 1)	7,828	8,168	6,317	4,630
	46,966	49,010	37,901	27,778
Add: excess cash as at December 31, 2011	68	68	68	68
Add: book value of non-operating assets as at December 31, 2011	738	738	738	738
Indicated Invested Capital Value	47,772	49,817	38,707	28,584
Less: outstanding debt as at December 31, 2011	-	-	-	-
Indicated Equity Value	47,772	49,817	38,707	28,584
(rounded)	47,770	49,820	38,710	28,580
Value per share	2.34	2.44	1.89	1.40

______________
Note 1: When valuing the Company based on Guideline Publicly-Traded Company Method, the level of value is presented on freely traded and non-controlling basis. However, pursuant to Nevada Law, we understand that fair value should be determined without reflecting any discounts. As publicly-traded companies already reflect a minority discount, a premium must be utilized to adjust the value under this approach to marketable, control. The 20% premium is based on premium paid for targets in similar industry, extracted from Bloomberg, over the past three years.

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Guideline Transaction Method

American Appraisal calculated multiples of invested capital value based on the estimated purchase prices paid in twelve selected guideline transactions in the IT service and software industries in Asia Pacific region. The calculations expressed the invested capital value of each target as a multiple of such target’s latest 12 month EBITDA and EBIT in the following table:

No.	Target Companies	Completion Date	Target Country	EV/ EBITDA	EV/ EBIT	Revenu US$ (Millions)	EBIT Margin	Exclusion (Note 1)

1*	CSK Corporation	28-09-11	Japan	7.39	19.80	1,814	3%	Exclude
2	Works Applications Co., Ltd.	15-03-11	Japan	10.69	12.76	239	7%	Include
3	Patni Computer Systems	27-04-11	India	7.48	8.72	763	21%	Include
4*	Hyundai Information Technology Co Ltd (52.3% Stake)	29-12-10	South Korea	21.39	26.98	203	2%	Exclude
5	Kale Consultants Ltd. (54.39% Stake)	22-11-10	India	3.07	7.53	28	25%	Include
6*	Apex Systems Pte Limited (79.7% Stake)	07-06-10	Singapore	27.12	61.47	5	3%	Exclude
7	Catena Corporation (63.32% Stake)	01-04-10	Japan	3.27	3.73	376	7%	Include
8	BancTec Japan Inc	16-12-09	Japan	5.48	7.59	144	10%	Include
9	Laser Soft Infosystems Limited	07-12-09	India	5.92	9.87	7	15%	Include
10	Broadllyne Technologies	30-09-09	India	5.63	6.16	1	104%	Include
11*	Nissho Electronics Corporation (33.65% Stake)	27-04-09	Japan	3.88	5.85	533	4%	Exclude
12*	Cambridge Solutions Ltd (75% Stake)	09-04-09	India	18.23	44.69	310	2%	Exclude
Source: Mergermarkets

Note 1:	Exclude those with revenue over US$1billion, and EBIT < 5%
	Exclude *
	Average	5.93	8.05
	Median	5.63	7.59
	Selected
	Average of transactions no. 5,8 (rounded to nearest 0.5%)	4.50	7.50

Estimated Value of Subject Company (US$000)	EBITDA 2012F	EBIT 2012F
Value	7,896	4,630
Applicable Ratio	4.50	7.50
Indicated Value of Invested Capital	35,532	34,722
Add: excess cash as at December 31, 2011	68	68
Add: book value of non-operating assets as at December 31, 2011	738	738
Indicated Invested Capital Value	36,338	35,528
Less: outstanding debt as at December 31, 2011	0	0
Indicated Equity Value	36,338	35,528
(rounded)	36,340	35,530
Value per share	1.78	1.74

American Appraisal used the following criteria to select the transactions used in this analysis:

1.	Transactions completed during the years 2009 to 2011
2.	The business of the targets are in the computer services and computer software industry
3.	The business of the targets are within Asia
4.	Publicly available information on deal consideration, enterprise value and historical financials of targets

Given the criteria set out above, a further analysis of those transactions resulted in comparison of margins of the companies with those of the Company. The Company’s historical and forecast EBIT margins are within the 10% to mid 20% range. Comparables with lower EBIT margins were excluded as not comparable because American Appraisal believes that these less profitable companies have multiples that do not correlate well with their performance.

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The selected operating EBITDA and EBIT multiples were concluded to be 4.5x and 7.5x respectively. By applying these multiples to the Company’s 2012 projected EBITDA and EBIT, the guideline transaction method resulted in a range of implied per share equity values of $1.74 to $1.78 per common share of the Company.

Conclusion

Based on the aforementioned analyses, a range of $1.93 to $2.49 per common share of the Company was concluded. The concluded range was based on the discounted cash flow method of the income approach, which is supported by the higher end of the guideline publicly traded company method of the market approach and the guideline transaction method. For the conclusion and the above analyses, the per-share values are calculated using existing shares outstanding. The impact of the diluted shares using the Treasury Share Method is minimal.

Based upon and subject to the foregoing, and as set forth in the attached AA Opinion, it is American Appraisal’s opinion that, as of February 16, 2012, the Cash-Out Price to be paid by the Company in connection with the Transaction is fair, from a financial point of view, to the shareholders of the Company who will be cashed-out as a result of the Transaction.

Structure of the Transaction

The Transaction consists of two steps: (i) the Reverse Stock Split (with a cash payment in lieu of receipt of a fractional share by a shareholder holding fewer than 20,000 pre-Reverse Stock Split shares) and (ii) the Forward Stock Split. The Reverse Stock Split is expected to occur on or about March    , 2012, following advance notice. On the effective date of the Reverse Stock Split: (a) we will amend our Articles of Incorporation to reduce the number of authorized shares of common shares from 75,000,000 to 3,750 and (b) each shareholder of record will receive one share of common shares for every 20,000 pre-Reverse Stock Split shares held in his or her account as of such date. Any shareholder of record who holds fewer than 20,000 pre-Reverse Stock Split shares in his or her account at the time of the Reverse Stock Split will receive a Cash-Out Price of $2.20 per pre-Reverse Split share and will no longer be a shareholder of the Company after the Transaction.

Immediately following the Reverse Stock Split, we will effect the Forward Stock Split by amending our Articles of Incorporation to increase the number of authorized shares of common shares from 3,750 to 75,000,000. As a result, all shareholders who are not Discontinued Shareholders will receive in the Forward Split on the effective date thereof, a number of shares of our common shares equal to such shareholders’ number of post-Reverse Stock Split shares (including fractional shares) multiplied by 20,000. No shareholder of record will hold a fractional share in his or her account after the Forward Stock Split.

We intend for the Transaction to treat shareholders holding common shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are held of record in their own names, and nominees will be instructed to effect the Transaction for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

In general, the Transaction can be illustrated by the following examples:

Example 1 .. A shareholder holds 1,000 shares of our common shares in his account before the effective date of the Reverse Stock Split. Instead of receiving a fractional share of our common shares immediately after the Reverse Stock Split, the shareholder’s shares will be converted into the right to receive cash. The shareholder would receive $2,200 ($2.20 x 1,000 shares). Note: If the shareholder wants to continue the investment in the Company, before the effective date of the Reverse Stock Split, the shareholder can buy at least 19,000 more shares. The shareholder would have to act far enough in advance of the Reverse Stock Split so that the purchase is completed and the additional shares are credited in his account by the effective date.

Example 2 .. A shareholder holds 20,000 shares of our common shares as of the effective date of the Reverse Stock Split. After the Reverse Stock Split, the shareholder will hold one share of common shares. In the Forward Stock Split, the one share of common shares will be converted into 20,000 shares of common shares.

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Example 3 .. A shareholder has two separate accounts. As of the effective date of the Reverse Stock Split, the shareholder holds 10,000 shares of our common shares in one account and 10,500 shares of common shares in the other. If we can determine that the two separate accounts belong to the same person (based upon the name of the account or the social security number or address associated with the account), then we will treat the two accounts as a single account. Accordingly, the shareholder will be treated as having more than 20,000 pre-Reverse Stock Split shares. In the Reverse Stock Split, the shareholder’s stock will be converted into 1.025 shares. In the Forward Stock Split, the 1.025 shares will be converted into 20,500 shares of common shares.

If, however, we are unable to determine that the two separate accounts belong to the same person, then the shareholder will receive cash payments equal to the cash-out price of the common shares in each account instead of receiving fractional shares. In this case, the shareholder would receive two checks totaling $45,100 ($2.20 x 10,000 shares; $2.20 x 10,500 shares). Note: If the shareholder wants to be certain to continue as a shareholder in the Company, the shareholder can consolidate or transfer two accounts before the effective date of the Reverse Stock Split into an account with at least 20,000 pre-Reverse Stock Split shares. Alternatively, the shareholder can buy at least 10,000 more shares for the first account and 9,500 more shares for the second account, and hold them in such shareholder’s respective accounts. The shareholder would have to act far enough in advance of the Reverse Stock Split so that the consolidation or the purchase is completed by the effective date.

Example 4 .. A shareholder holds 105,000 shares of our common shares as of the effective date of the Reverse Stock Split. In the Reverse Stock Split, the shareholder’s stock is converted into 5.25 shares. In the Forward Stock Split, the 5.25 shares will be converted into 105,000 shares of common shares.

Example 5 .. A shareholder holds 1,000 shares of our common shares in street name in a brokerage account as of the effective date of the Reverse Stock Split. We intend for the Transaction to treat shareholders holding shares of our common shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. If this occurs, the shareholder will receive, through the shareholder’s broker, a check for $2,200 ($2.20 x 1,000). However, nominees may have a different procedure and shareholders holding shares of our common shares in street name should contact their nominees.

Exchange of Certificates for Cash Payment. We will file a Certificate of Change with the Nevada Secretary of State to consummate both the Reverse Stock Split and the Forward Stock Split as soon as practicable after the date that is 20 calendar days after the mailing date of this information statement. Empire Stock Transfer has been appointed as the Exchange Agent to carry out the exchange of certificates for the cash payment of $2.20 per pre-reverse stock split share.

As soon as practicable after the effective date, holders of fewer than 20,000 shares will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing common shares to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying share certificate(s) to the Exchange Agent, each shareholder entitled to receive payment will receive payment from the Exchange Agent as outlined in the letter of transmittal. Shareholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate and approximately seven to 10 business days following receipt of properly completed materials by the Exchange Agent for payment to be made. In the event we are unable to locate a shareholder, or if a shareholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such shareholder pursuant to the Transaction will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Holders of fewer than 20,000 common shares on the effective date of the Reverse Stock Split will receive in exchange a cash payment in the amount of $2.20 per pre-reverse stock split share. Holders of at least 20,000 common shares will continue to hold the same number of common shares as they held prior to the Transaction, with no cash payment.

No service charges will be payable by shareholders in connection with the exchange of certificates for cash. All such expenses will be borne by us except for expenses, if any, imposed by your nominee. In the event that any certificate representing common shares is not presented, the applicable cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder of the eligible certificate or his, her or its designee, without interest, at such time as the common shares have been properly presented for exchange.

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Description of Funding Obligation

The funding for the cash payment for the fractional shares in connection with the Transaction will be provided by Mr. Du. On February 16, 2012, we entered into a Funding Agreement with Mr. Du pursuant to which Mr. Du agreed to provide the funding for the payments to holders of fractional shares.

Other Covenants

Mr. Du has agreed to indemnify us in the event we are required to pay more than $2.20 per share to any current or former shareholder as a result of the transaction, but this indemnification does not apply to legal expenses. Our company and Mr. Du have also agreed, pursuant to the terms of the Funding Agreement, not to amend our bylaws in a manner that would adversely affect the indemnification rights as in effect on February 16, 2012 and to provide directors’ and officers’ liability insurance policies in favor of our current directors for six years following the consummation of the Offers to Purchase. In addition, each of the parties to the Funding Agreement agreed to use commercially reasonable best efforts to complete the deregistration and delisting of the common shares as soon as practicable following the effectiveness of the Transaction. We additionally agreed not to issue, sell, pledge, adjust, split, combine, subdivide, reclassify, redeem or repurchase any of our capital stock, or declare or pay any dividend with respect to our capital stock before the effectiveness of the Reverse Stock Split.

Representations and Warranties

The Funding Agreement contains representations and warranties from our company regarding certain aspects of the transactions. Our representations and warranties relate to, among other things:

•	due incorporation, valid existence and good standing;

•	capitalization;

•	corporate power and authority to enter into and perform the obligations under the Funding Agreements;

•	absence of any conflict or violation of organizational documents or applicable laws as a result of entering into and carrying out the obligations under the Funding Agreement;

•	absence of any pending or threatened litigation challenging the validity of the Funding Agreement or the Transaction;

•	the receipt of a fairness opinion from American Appraisal; and

•	the due authorization of the shares to be issued to Mr. Du in connection with the transaction.

Mr. Du also made certain representations and warranties to us in connection with the Funding Agreement.

The representations and warranties of Mr. Du relate to, among other things:

•	the availability of funds to satisfy obligations under the Funding Agreement;

•	the accuracy of the information supplied to us in connection with filings with the Commission;

•	absence of any pending or threatened litigation challenging the validity of the Funding Agreement or the Transaction;

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•	absence of any broker, finder or investment banker entitle to a brokerage, finder’s or other fee or commission payable by us in connection with the transactions contemplated by the Funding Agreement;

•	absence of any need for consent, approval, authorization or registration with any governmental authority;

•	status as an accredited investor and the acquisition of our shares of without a view to distribution thereof;

•	receipt of information from us and sophistication of Mr. Du;

•	absence of any governmental review or recommendation of our common shares;

•	lack of registration of the transaction under the Securities Act and acknowledgement of transfer restrictions applicable to the common shares acquired in the transaction; and

•	residency.

Conditions to the Obligations

The transactions contemplated by the Funding Agreement are conditioned upon the satisfaction of certain conditions, including but not limited to:

•	the reverse stock split not resulting in the cancellation of in excess of 20% of our outstanding common shares;

•	the accuracy of the representations and warranties in the Funding Agreement;

•	clearance by the Securities and Exchange Commission of the Schedule 13E-3 filed in connection with the transaction; and

•	the satisfaction of the covenants applicable to Mr. Du in the Funding Agreement.

Termination of the Funding Agreement

In addition, the Funding Agreement may be terminated under certain circumstances, including, but not limited to:

•	if at any time prior to completion of the transaction the Special Committee determines that the Transaction is no longer in the best interests of our company or our unaffiliated shareholders;

•	Mr. Du fails to fund the required amounts under the Funding Agreement and these funding obligations are not assumed by any other principal shareholder;

•	any claim, action, suit or proceeding is brought by a governmental authority, or any governmental authority has issued an order, that has the effect of making the transactions illegal;

•	with the mutual consent of the parties;

•	upon a material breach of a covenant, representation or warranty contained in the Funding Agreement; or

•	the failure to consummate the transactions by June 30, 2012.

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Reservation

Although the Special Committee has approved the Transaction and subsequent termination of registration of our common shares under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder, the Special Committee reserves the right to abandon, postpone or modify the Transaction and such termination and suspension at any time before they are consummated for any reason. A number of factors or circumstances could cause our Board of Directors to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•	If, immediately prior to the Transaction, the Special Committee does not believe that the Transaction will sufficiently reduce the number of record holders of our common shares to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then the Special Committee may elect to abandon, postpone or modify the Transaction.

•	The Special Committee may elect to abandon, postpone or modify the Transaction if the aggregate cash payments to Discontinued Shareholders necessary to complete the Transaction is expected to exceed $4 million.

•	Even if the aggregate cash payments to Discontinued Shareholders necessary to complete the Transaction is within the budgetary guideline set by the Special Committee, the Special Committee may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of the Company, or their outlook, be such that, in the judgment of the Special Committee, it is no longer advisable to use the Company’s cash resources to effect the Transaction.

•	If the Special Committee determines that it is in the best interest of the Company and its shareholders for the Company to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then the Special Committee may elect to abandon, postpone or modify the Transaction.

•	If for any other reason, the Special Committee determines that the Transaction is no longer in the best interest of the Company and its shareholders, then the Special Committee may elect to abandon, postpone or modify the Transaction. If the Special Committee decides to abandon, postpone or modify the Transaction, then the Company will notify the shareholders of such decision in accordance with applicable rules and regulations.

The Certificate of Change that the Company will file with the Nevada Secretary of State to consummate the Reverse Stock Split will provide that the Reverse Stock Split will not be effective if it results in fully cashing out shareholders owning more than 10% of our common shares outstanding immediately before the Reverse Stock Split. Additionally, in the unlikely event that the Reverse Stock Split would result in fully cashing out shareholders owning more than 10% of our common shares before the Reverse Stock Split, the Company will immediately file a subsequent Certificate of Change to its Articles of Incorporation to ensure that the effects of the Reverse Stock Split have not become effective. In that event, the Company may take necessary corporate action to obtain shareholder approval of the Reverse Stock Split.

OTHER MATTERS RELATED TO THE TRANSACTION

Potential Conflicts of Interest

Our directors, executive officers, 5% shareholders and their affiliates may have interests in the Transaction that are different from other unaffiliated shareholder interest, and have relationships that may present conflicts of interest. As of February 15, 2012, 11,801,145 shares of our common shares, or approximately 57.7% of the issued and outstanding shares of common shares on such date, were held collectively by our directors, executive officers, 5% shareholders and their affiliates. Upon the effectiveness of the Transaction, the aggregate number of shares of our common shares owned by our directors, executive officer, 5% shareholders and their affiliates will not change and their beneficial ownership of shares of our common shares will increase by approximately 4% as a result of the reduction of the number of shares of our common shares outstanding by approximately 840,000 shares. Some of our executive officers hold options to acquire shares of our common shares. The Transaction will not affect these stock options and they will remain outstanding and continue to vest after the Transaction. In addition, by deregistering our common shares under the Exchange Act and suspending our duty to file periodic reports with the SEC thereunder, subsequent to the consummation of the Transaction we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act of 2002, from making personal loans to our directors or executive officers and they will no longer be subject to Section 16 of the Exchange Act with respect to reporting requirements and short swing profits recapture provisions.

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Shareholder Approval

The Reverse Stock Split and the Forward Stock Split have been approved by our Board of Directors, and no vote of the Company’s shareholders is required to effectuate the Reverse Stock Split or the Forward Stock Split. Pursuant to Section 78.207 of the Nevada Revised Statutes, a corporation that wants to increase or decrease the number of authorized shares of stock, and correspondingly increase or decrease the number of issued and outstanding shares of stock held by each shareholder, may do so by resolution of the board of directors without shareholder approval so long as: (i) shareholders who would be fully cashed out in the transaction and would otherwise be entitled to receive only fractional shares, collectively hold less than 10% of the shares outstanding immediately before the transaction, and (ii) the increase or decrease in any class or series of stock does not adversely affect any preference or other right of any other class or series of stock. The Company anticipates that the Discontinued Shareholders, who will no longer be shareholders of the Company after the Reverse Stock Split, will collectively own in the aggregate less than 10% of our common shares outstanding before the Reverse Stock Split. Further, our common shares is the only class of stock of the Company that is outstanding. Therefore, Section 78.207 of the Nevada Revised Statutes authorizes the Company to consummate the Reverse Stock Split and the Forward Stock Split without submitting the issue to a vote of the shareholders.

Dissenters’ Rights

Pursuant to Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes (“Chapter 92A”), any Discontinued Shareholder of the Company is entitled to dissent to the Reverse Stock Split, and obtain payment of the fair value of the shares. In the context of the Reverse Stock Split, Chapter 92A provides that shareholders may elect to have the Company purchase pre-Reverse Stock Split shares that would become fractional shares as a result of the Reverse Stock Split for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any shareholder means the value of such shares immediately before the effectuation of the Reverse Stock Split, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split, unless exclusion of any appreciation or depreciation would be inequitable.

Chapter 92A is set forth in its entirety in Exhibit B to this Disclosure Statement. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Exhibit B to this Disclosure Statement. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Shareholders who have not validly tendered their common shares will be entitled to exercise dissenters’ rights. Shareholders who perfect their dissenters’ rights by complying with the procedures set forth in Chapter 92A will have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the $2.20 per share to be paid in connection with the Reverse Stock Split. In addition, shareholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the transaction on the amount determined to be the fair value of their shares.

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Within 10 days after the effectuation of the Reverse Stock Split, the Company will send a written notice (a “Dissenters’ Rights Notice”) to all the record shareholders of the Company entitled to dissenters’ rights. The Dissenters’ Rights Notice will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not they acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a shareholder must follow to exercise dissenter’s rights.

In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, you must take the following actions within 30 days of the date that the Dissenters’ Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters’ Rights Notice; and (iii) deliver the certificates representing the dissenting shares to the Company.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Reverse Stock Split. The rate of interest shall be the average rate currently paid by the Company on its principal bank loans. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2010 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s rights to demand payment for the difference between the Company’s estimate of the fair value of the shares and the shareholder’s estimate of the fair value of the shares; and (v) a copy of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting shareholder may enforce the dissenter’s rights by commencing an action in Clark County, Nevada or if the dissenting shareholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting shareholder disagrees with the amount of the Company’s payment, then the dissenting shareholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting shareholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting shareholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting shareholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the shareholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common shares, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with Chapter 92A or (ii) against either the Company or a dissenting shareholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a shareholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a shareholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

41

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The foregoing summary of the rights of dissenting shareholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights of appraisal rights available under Chapter 92A. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Exhibit B to this Disclosure Statement.

The Company has not made any provision to obtain counsel or appraisal services for unaffiliated shareholders.

Certain Material U.S. Federal Income Tax Consequences

Summarized below are certain material U.S. federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based upon U.S. federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who hold their shares as capital assets. This summary does not discuss all aspects of U.S. federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States person as defined in the Internal Revenue Code of 1986, as amended (the “Code”). We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction. Each shareholder should consult his, her or its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of his, her or its specific circumstances.

Tax Consequences to the Company . The Transaction should not result in gain or loss to the Company for U.S. federal income tax purposes.

Tax Consequences to Shareholders Who Do Not Receive Cash for Fractional Shares . A shareholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our common shares directly immediately after the Transaction, generally will not recognize any gain or loss for U.S. federal income tax purposes. The aggregate adjusted tax basis of the shares by such shareholder held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.

Tax Consequences to Shareholders Whose Entire Interest in our Common Shares, Both Directly and Indirectly, is Terminated . A shareholder who receives a cash payment for a fractional share of our common shares as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common shares directly, immediately after the Transaction, generally will recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between the cash received for the common shares and the aggregate adjusted tax basis in such shares.

Tax Consequences to Shareholders Whose Entire Interest in our Common Shares, Directly or Indirectly, is Not Terminated . A shareholder that receives cash for a fractional share as a result of the Transaction, but is directly or indirectly a Continuing Shareholder or is treated (under Code Section 318) as a Continuing Shareholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, generally will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock.” The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the shareholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the shares owned by persons to whom the shareholder is related) is considered a “meaningful reduction” given the shareholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative share interest is minimal and who exercises no control over the affairs of the corporation will generally satisfy this test. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (1) immediately after the Transaction the shareholder (and persons to whom the shareholder is related) owns less than 50% of the total combined voting power of all classes of our shares entitled to vote, and (2) the percentage of our voting shares owned by the shareholder (and by persons to whom the shareholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned or deemed owned by the shareholder immediately before the Transaction.

42

In applying the foregoing “not essentially equivalent to a dividend” and “substantially disproportionate redemption of stock” tests, the shareholder will be treated as owning shares of common shares actually or constructively owned by certain individuals and entities related to the shareholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the shareholder’s aggregate adjusted tax basis in the shares, with any remaining amount being treated as capital gain.

Capital gain or loss recognized in connection with the Transaction will be long-term if the shareholder’s holding period with respect to the shares surrendered is more than one year at the time of the Transaction. Capital gain or loss will be calculated separately with respect to each block of shares (that is, shares acquired at the same price per share in a single transaction) exchanged in the Transaction. The deductibility of capital loss is subject to various limitations. In the case of a shareholder who is an individual, long-term capital gain and dividend income should generally be subject to U.S. federal income tax at a maximum rate of 15% under current law.

The foregoing discussion summarizing certain U.S. federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. We recommend that shareholders consult their own tax advisors for more specific and definitive advice as to the U.S. federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

Source and Amounts of Funds

Based on estimates of the record ownership of shares of our common shares, the number of shares of our common shares outstanding and other information as of February 15, 2012, and assuming that approximately 840,000 pre-Reverse Stock Split shares of our common shares are cancelled in the Reverse Stock Split (which in the aggregate constitute less than 10% of our common shares outstanding before the Reverse Stock Split), the Company estimates that the total funds required to consummate the Transaction will be approximately $2.3 million. Approximately $2 million of this amount will be used to pay the consideration to Discontinued Shareholders entitled to receive cash for their fractional shares of our common shares in the Reverse Stock Split and approximately $0.3 million will be used to pay the costs of the Transaction, estimated as follows:

SEC Filing Fees	$400.00
Legal Fees	$150,000.00
Printing and Mailing Costs	$50,000.00
Transfer and Exchange Agent fees	$12,000.00
Other miscellaneous fees and expenses	$38,000.00

Final costs of the Transaction may be more or less than the estimates shown above. The Company expects to pay the costs of the Transaction, including the amounts to be paid to shareholders holding fewer than 20,000 shares of our common shares, out of funds made available by Mr. Du pursuant to the Funding Agreement. There are no alternative financing arrangements or alternative financing plans in the event Mr. Du does not fulfill the his obligations under the Funding Agreement.

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COMPANY INFORMATION

The Company

Jingwei International Limited, a Nevada corporation, has its principal executive offices at Room 701-702, Building 14, Keji C. Rd., 2nd, Software Park, Nanshan District, Shenzhen, PRC 518057. The Company’s telephone number is + 86-0755-83437888.

Company Securities

As of February 15, 2012, there were: (i) 750,000,000 common shares and 1,000,000 preferred shares authorized, of which 20,434,280 common shares and no preferred shares were issued and outstanding; and (ii) approximately 338 record owners, of our common shares, of which 13 held 20,000 or more shares of our common shares. In 2008, the Company’s shareholders approved the 2008 Omnibus Securities and Incentive Plan (the “2008 Plan”) which as amended provides for the Company to issue options (or other equity rights as described in the Plan) for up to 800,000 common shares. As of February 15, 2012, (a) options exercisable for 232,950 common shares were outstanding under the 2008 Plan; and (b) 567,050 shares of our common shares were available for future grants under the 2008 Plan.

Our common shares are traded on the NASDAQ Global Market under the symbol “JNGW”. The high and low sales price per common share as reported on the consolidated reporting system are set forth below for the periods indicated.

Year Ending December 31, 2012	High	Low
First Quarter (through March 8)	$2.14	$1.34

Year Ending December 31, 2011	High	Low
First Quarter	$4.11	$2.71
Second Quarter	3.35	1.39
Third Quarter	2.85	1.43
Fourth Quarter	1.69	1.15

Year Ending December 31, 2010	High	Low
First Quarter	$5.02	$1.95
Second Quarter	8.29	4.10
Third Quarter	6.15	3.44
Fourth Quarter	4.96	3.33

Holders

As of February 15, 2012, there were approximately 338 shareholders of record of our common shares, par value $0.001 per share.

We have not paid any cash dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings, if any, for use in the operation and expansion of our business. The payment of any dividends in the future will be at the sole discretion of our Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of common shares, as of February 15, 2012, by each of Company’s directors and executive officers; all executive officers and directors as a group, and each person known to Company to own beneficially more than 5% of Company’s common shares. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares.

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Name	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares (1)

George (Jianguo) Du (2)	8,396,110	41.1%
Corla Chen	—	*
Jason Chen	—	*
Lily Sun	—	*
Ruizhi Cao	1,095,723	5.4%
Lin Song	1,095,722	5.4%
Guilan Wang	1,095,722	5.4%
All Directors, Executive Officers and Director Nominees, as a group (4 persons)	8,396,110	41.1%

*	Less than 1% of the outstanding common shares.
(1)	Calculated on the basis of 20,434,280 shares of our common shares outstanding as of February 15, 2012.
(2)	Mr. Du has not acquired or disposed of any shares of our common shares during the two year period ended February 15, 2012.

Management

The table sets forth below the names and ages of all our directors and executive officers as of March 9, 2012 each of whom is a PRC citizen. All of our directors serve until our 2012 annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the pleasure of our Board of Directors until their successors are elected and qualified. Also provided below is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Exchange Act.

Executive Officers and Directors

Name	Age	Other positions with Company; other directorships held in last five years	Has served as Company director since
George Du	48	Chairman of the Board of Director and Chief Executive Officer	May 2007
Corla Chen	42	Director	May 2007
Jason Chen	47	Director	May 2007
Lily Sun	35	Director	May 2007

George (Jianguo) Du, Chairman, President and General Manager and Chief Executive Officer

Mr. Du has been President, General Manager and Chairman of the Board of Directors since the May 16, 2007. Prior to that date, Mr. Du served as Chairman of the Board of Directors at Jingwei BVI (which has the same business address as the Company) from its inception in 2001. Mr. Du began his career as an engineer at the Shanghai 710 Research Institute (the “Institute”) in 1987 and later became the youngest Deputy Director of the Institute and General Manager of one of its subsidiaries in 1991. In 1993, Mr. Du founded Shenzhen Yulong Communications with fellow researcher, Mr. Guo Deying, to provide mobile paging software systems in China. In 1999, Shenzhen Yulong Communications split into two entities: Jingwei Communication and China Wireless Technologies Limited. In December 2004, China Wireless Technologies Limited was listed on the Hong Kong Stock Exchange (ticker: 2369), and subsequently, Mr. Du became the Chairman of Jingwei Communication. Mr. Du received his B.S. in Precision Instruments from Shanghai Jiaotong University in 1987 and a special M.B.A. from the joint program conducted by Duke University and Peking University in 2004.

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Corla Chen, Director

Ms. Chen joined Jingwei as a director in 2007. Since February 9, 2004, Ms. Chen has been the General Manager of Motion Telecom Holdings Ltd. located at Room 806, Building Yuexiuxinduhui East, No. 232-258, Rd. 6th, Zhongshang Road, Guangzhou, PRC 510180. She was the Secretary of the Board of Directors of Motion Telecom Holdings Ltd. from 2003 to 2004. Ms. Chen received her I.M.B.A. from Peking University in Business Administration in 2004 and received her B.A. in English from Chengdu University in 1991.

Jason Chen, Director

Mr. Chen joined Jingwei as a director in 2007. Mr. Chen is currently the founder and chairman of Guangdong Photar Real Estate Development Co., LTD. located at No. 168, Yongfu Road, Heyuan, Guangdong, PRC 517001 which position he took in November 4, 1997. Prior to this, he was the founder and Chairman of the former China Photar Electronics Group Limited, a company previously listed in the Hong Kong stock exchange. Mr. Chen is the People’s Representative for Heyuan City in the Guangdong province. Mr. Chen received his B.A. in Chinese from Shenzhen University in 1998 and his Master’s Degree in Administration Management from Shenzhen University in 2003.

Lily Sun, Director

Ms. Sun joined Jingwei as a director in 2007. Ms. Sun has been a Vice President at Photar International Investment located at F10, Golf Building, Futian District, Shenzhen, PRC 518040 since June 10, 2004. Prior to joining Photar International Investment, Ms. Sun was the Sales Director at Shenzhen Modern Computing Limited from 2001 to 2004. From 1999 to 2001, Ms. Sun was a Sales Manager at Yulong Communications. Ms. Sun received her B.S. in Technology Management from Wuhan Technology Institute in 1999.

The Board of Directors has determined that Corla Chen, Jason Chen, and Lily Sun are independent under Rule 5605(a)(2) of the NASDAQ Listing Rules.

Family Relationships

There are no family relationships among our executive officers, directors and significant employees

Involvement in Certain Legal Proceedings

To the best of our knowledge, with respect to any of our directors, executive officers, promoters or control persons, there have been (i) no events under any bankruptcy act at any time, (ii) no convictions in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, (iii) any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, and (iv) no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any such person during the past ten years.

Certain Relationships and Related Transactions

Before the completion of private placement in 2007, Mr. Du, Chairman and Chief Executive Officer of the Company, from time to time had financed the operations personally. The Company currently has a loan payable to Mr. Du. An interest bearing loan (an annual interest rate of 6.75%) from shareholder Mr. Du with a payable balance of $102,000 at December 31, 2009 has been paid off in 2010, and an interest free loan from Mr. Du still has a payable balance of $262,000 and $267,000 at December 31, 2010 and 2009. The loan is unsecured and repayable on demand. Interest expenses recorded for the years ended December 31, 2010 and 2009 were $0 and $14 respectively.

We do not have any agreement, arrangement or understanding, whether written or unwritten, with any of our officers pursuant to which we are obligated to pay to any officer any type of compensation, whether present, deferred or contingent, that is based on, or otherwise relates to, the Transaction or the subsequent deregistration of our common shares under the Exchange Act or the suspension of our duty to file periodic reports and other information with the SEC thereunder.

46

FINANCIAL AND OTHER INFORMATION

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and notes thereto included in Part IV, Item 15 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including Amendments No. 1 and 2 thereto on Form 10-K/A, and from the Company’s unaudited consolidated financial statements and notes thereto included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2011, all of which are incorporated herein by reference.

The summary unaudited financial information provided below for the Company’s year ended December 31, 2011 is unaudited and was prepared internally by Company management to provide further information to American Appraisal regarding the downward trends in the Company’s business, which had already been evident from the Company’s previously disclosed interim financial statements for the quarter ended September 30, 2011. This information was not prepared with a view toward public disclosure, and is the responsibility of the Company's management. Neither the Company's independent registered public accounting firm, nor American Appraisal, have compiled, reviewed, audited, examined or performed any procedures with respect to such financial information nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, the financial information. Readers are cautioned not to place undue reliance on the financial information for the year ended December 31, 2011.

The Company’s net book value as of September 30,2011, the most recent balance sheet date for which the Company’s auditors reviewed the Company’s financial statements, was $42,652,000, or $2.08 per share. Net book value is defined as total assets less liabilities, intangible assets and minority interest.

	For three quarters ended September 30,	For the years ended December 31,		For the year ended December 31,
	(in thousands of US dollars, except per share data)
	2011 (unaudited)	2010	2009	2011 (unaudited)
Balance Sheet Data
Current Assets	$60,224	$51,880	$39,489	$59,569
Noncurrent Assets	20,916	24,308	20,573	19,820
Current Liabilities	11,354	8,143	7,521	11,287
Noncurrent Liabilities	804	965	803	740
Statement of Operations Data
Sales	$27,602	$37,641	$30,259	$36,085
Gross Profit	12,380	18,164	11,261	15,771
Income from Operations	2,012	9,076	6,247	(161)
Net Income	$2,045	$9,884	$5,968	253
Net Income Per Share
Basic	$0.10	$0.53	$0.35	$0.01
Diluted	$0.10	$0.52	$0.34	$0.01

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ADDITIONAL INFORMATION

Copies of any financial statements and information incorporated by reference in this Disclosure Statement by reference to any other document filed by the Company with the SEC may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of such documents may be obtained from the SEC at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by called the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company will also make copies of such financial statements and information to shareholders upon written request to the Company’s headquarters.

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Exhibit A

February 16, 2012

The Special Committee

Jingwei International Limited

Unit 701 – 702 Building

14 Software Park

Ke Ji Court Road 2nd

Nanshan District,

Shenzhen, China

Ladies and Gentlemen:

We understand that Jingwei International Limited (“JNGW” or “Company”) intends to engage in a transaction that is structured to reduce the number of record holders of the Company’s common shares in connection with its voluntary delisting from the NASDAQ Global Market. The transaction will consist of: (i) a reverse split of JNGW’s common shares, whereby each 20,000 outstanding shares of common shares will be converted into one whole share; (ii) in lieu of JNGW issuing fractional shares to shareholders owning less than 20,000 pre-reverse stock split shares, JNGW will pay cash equal to $2.20 (“Offer Price”) multiplied by the number of pre-reverse stock split shares held by such stockholder (the “Reverse Stock Split”); , followed by (iii) a forward stock split of JNGW’s common shares for those shareholders who hold at least one share of common stock after the Reverse Stock Split, whereby all post-Reverse Stock Split shares held by such shareholders (including fractional shares) will be converted into a number of shares of JNGW common stock equal to such number of post-Reverse Stock Split shares multiplied by 20,000 (the “Forward Stock Split”). The Reverse Stock Split, payment of the Offer Price and the Forward Stock Split are collectively referred to herein as the “Transaction.” JNGW is a company listed on NASDAQ and is primarily engaged in the provision of data mining and customer relationship marketing services in China.

The Special Committee of the Board of Directors of the Company (“Special Committee”) has requested American Appraisal China Limited (“American Appraisal”) to provide our opinion (the “Opinion”), as of the date hereof, as to the fairness of the Offer Price, from a financial point of view, to the shareholders of the Company who will be cashed-out as a result of the Transaction. American Appraisal has not been retained to opine with respect to the Reverse Stock Split, the Forward Stock Split, or any other aspect of the Transaction, other than the Offer Price. American Appraisal has been retained by the Company to provide this service and will be compensated by the Company at its usual and customary rate for such services, including expenses and certain indemnification obligations.

A-1

In connection with our engagement, we have performed the analyses and reviews that we deemed necessary and appropriate under the circumstances.

Among other things, we have:

1.	reviewed the Company’s un-audited financial statements for the year ended December 31, 2011, which the management of the Company has identified as being the most current financial statements available;

2.	reviewed the Company’s audited financial statements for the years ended December 31, 2008 through December 31, 2010;

3.	held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and certain matters regarding the Transaction;

4.	reviewed copies of the following agreements, presentations and/or documents:
	-	press release and draft information memorandum of the Transaction;
	-	corporate presentation of the Company as of November 2011;
	-	articles of incorporation, business license and organization chart of the Company;
	-	shareholder list of the Company as of January 3, 2012;
	-	summary of outstanding share options of the Company as of September 30, 2011;
	-	preferential tax grant document of the Company dated April 10, 2010;
	-	prior valuation reports of two entities acquired by the Company in 2009 and 2010;
	-	list of revenue recorded in the fourth quarter ended December 31, 2011;
	-	intangible asset and amortization schedules of the Company for the two years ended December 31, 2010 and the nine months period ended September 30, 2011;
	-	account receivable aging analysis of the Company for the four years ended December 31, 2011;
	-	bad debt provision policy and schedules of the Company;
	-	summary of fixed assets of the Company for the nine months period ended September 30, 2011; and
	-	statistic of major customers and their past revenue contribution.

A-2

5.	reviewed financial forecasts and projections with respect to the Company dated January 11, 2012, updated and revised on January 19, 2012 and delivered in final form to American Appraisal as of February 14, 2012 for the fiscal years ending December 31, 2012 through 2016;

6.	compared the proposed financial terms of the Transaction with publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies;

7.	reviewed selected economic, financial, and market information relating to the businesses of other companies whose operations we considered relevant in evaluating the Company;

8.	reviewed the historical market prices and trading volumes for the Company’s publicly traded securities and those of certain publicly traded companies we deemed relevant; and

9.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

In connection with the analysis underlying this Opinion, we have relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data with respect to the Company made available or furnished to or otherwise reviewed by or discussed with us by management of the Company for purposes of this Opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and the Company is solely responsible for any errors or inaccuracies in such forecasts, information, data and material. Further we have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company, since the date of the most recent financial statements and forecasts made available to us.

With respect to financial analyses and forecasts regarding the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company and have assumed for the purposes of this Opinion that such analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial conditions of the Company to which such analyses or forecasts relate. We can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

A-3

In connection with all forecasts, information, data and material provided to us by the management of the Company, the management of the Company has advised us and we have assumed for the purposes of this Opinion that they have not omitted or failed to provide, or caused to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by the management of the Company not misleading in light of the circumstances under which such forecasts, information, data or material was provided.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Transaction and all other related documents and instruments that are referred to in the Transaction documents and any separate documents or representations provided to us are true and correct, (b) each party to the Transaction will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the relevant Transaction documents provided to us, without any amendments or modifications thereto or any adjustment to the Offer Price (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

We have not conducted or been provided with an independent valuation or appraisal of the assets or liabilities of the Company, nor have we made any physical inspection of the properties or assets of the Company. In connection with our engagement, we were not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of the Company, nor did we negotiate the terms of the Transaction, and therefore, we have not opined as to whether such terms are the most beneficial, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction. We express no opinion as to what the value of the Company’s common stock actually will trade upon consummation of the Transaction or at any future time if the Transaction is not consummated.

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The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us on, and the forecasts, information and data made available to us as of, the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion, however, we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.

This Opinion is provided to the Special Committee in connection with and for the purposes of its evaluation of the proposed Transaction. It is understood that this Opinion is limited to the fairness of the Offer Price, from a financial point of view, and we express no opinion as to the underlying decision by the Special Committee, the Board of Directors, management of the Company or any shareholder or other interested party to engage in the Transaction. This Opinion is intended only to supplement, not substitute for other due diligence required in connection with the proposed Transaction.

It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof (forward-looking statements notwithstanding). This Opinion and the reviews, analyses, studies and consultations performed in connection herewith and therewith are (i) limited to matters within the scope of our engagement as set forth in the engagement letter, dated December 28, 2011 (“Engagement Letter”), and (ii) subject to the covenants, representations and warranties, assumptions, limitations, and indemnifications described in the Engagement Letter.

Except as required by state or federal law, it is understood that this Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, or (iii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. This opinion does not express any opinion regarding the fairness of the amount or nature of the compensation to the company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the corporation.

Fairness Conclusion

Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, it is our opinion that as of the date hereof, the Offer Price to be paid by the Company in connection with the Transaction is fair, from a financial point of view, to the shareholders of the Company who will be cashed-out as a result of the Transaction.

Very truly yours,

AMERICAN APPRAISAL CHINA LIMITED

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Exhibit B

NEVADA REVISED STATUTES

(“NRS”)

NRS 92A.300	Definitions.
NRS 92A.305	“Beneficial stockholder” defined.
NRS 92A.310	“Corporate action” defined.
NRS 92A.315	“Dissenter” defined.
NRS 92A.320	“Fair value” defined.
NRS 92A.325	“Stockholder” defined.
NRS 92A.330	“Stockholder of record” defined.
NRS 92A.335	“Subject corporation” defined.
NRS 92A.340	Computation of interest.
NRS 92A.350	Rights of dissenting partner of domestic limited partnership.
NRS 92A.360	Rights of dissenting member of domestic limited-liability company.
NRS 92A.370	Rights of dissenting member of domestic nonprofit corporation.
NRS 92A.380	Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
NRS 92A.390	Limitations on right of dissent: Shareholders of certain classes or series; action of shareholders not required for plan of merger.
NRS 92A.400	Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
NRS 92A.410	Notification of shareholders regarding right of dissent.
NRS 92A.420	Prerequisites to demand for payment for shares.
NRS 92A.430	Dissenter’s notice: Delivery to shareholders entitled to assert rights; contents.
NRS 92A.440	Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.
NRS 92A.450	Uncertificated shares: Authority to restrict transfer after demand for payment.
NRS 92A.460	Payment for shares: General requirements.
NRS 92A.470	Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.
NRS 92A.480	Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
NRS 92A.490	Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
NRS 92A.500	Assessment of costs and fees in certain legal proceedings.

NRS 92A.300. Definitions

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305. “Beneficial stockholder” defined

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310. “Corporate action” defined

“Corporate action” means the action of a domestic corporation.

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NRS 92A.315. “Dissenter” defined

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320. “Fair value” defined

“Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

NRS 92A.325. “Stockholder” defined

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330. “Stockholder of record” defined

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335. “Subject corporation” defined

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340. Computation of interest

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350. Rights of dissenting partner of domestic limited partnership

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360. Rights of dissenting member of domestic limited-liability company

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

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NRS 92A.370. Rights of dissenting member of domestic nonprofit corporation

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the shareholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the shareholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to shareholders on a date before the effective date of any corporate action from which the stockholder has dissented.

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NRS 92A.390. Limitations on right of dissent: Shareholders of certain classes or series; action of shareholders not required for plan of merger

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of shareholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the shareholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the shareholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different shareholders.

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2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410. Notification of shareholders regarding right of dissent

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, the notice of the meeting must state that shareholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A. 300 to 92A.500, inclusive, must accompany the meeting notice sent to those record shareholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenters’ rights is taken by written consent of the shareholders or without a vote of the shareholders, the domestic corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420. Prerequisites to demand for payment for shares

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the shareholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430. Dissenter’s notice: Delivery to shareholders entitled to assert rights; contents

1. The subject corporation shall deliver a written dissenter’s notice to all shareholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

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(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440. Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment

The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460. Payment for shares: General requirements

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

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The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470. Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the shareholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those shareholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those shareholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480. Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

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2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500. Assessment of costs and fees in certain legal proceedings

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

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(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

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Exhibit C

Jingwei International Limited's (the "Company") management does not as a matter of course make public its internal projections as to future performance or earnings, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial projections prepared by management of the Company and as provided to American Appraisal are being filed herewith. The inclusion of this information should not be regarded as an indication that the Company's management or American Appraisal considered, or now considers, it to be a reliable prediction of future results.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not differ materially from these financial projections. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. The financial projections, and the underlying estimates and assumptions, are prepared based on the best information available to management at the time they are prepared, and subsequent finacial projections reflect updated and/or different estimates and assumptions. As a result, estimates and projections prepared at different points in time may not provide a reliable reference for comparison over time.

The financial projections were prepared for internal use and for the use of American Appraisal in preparing its opinion and not with a view toward public disclosure or toward complying with Generally Accepted Accounting Principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, the Company's management. Neither the Company's independent registered public accounting firm, nor American Appraisal, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Readers are cautioned not to place undue reliance on the financial projections set forth below. The inclusion of financial projections in this Disclosure Statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such.

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Jingwei International Limited	Tuesday, February 14, 2012

INCOME STATEMENTS

Unit for currency	USD'000
Forecast	Forecast	Forecast	Forecast	Forecast
	2012	2013	2014	2015	2016
Net sales revenue	36,050	37,132	38,245	42,070	46,277
Cost of revenue	(19,828)	(20,422)	(21,035)	(23,138)	(25,452)
Gross profit	16,223	16,709	17,210	18,931	20,825
Operating expenses (net of non-cash expenses)	(8,327)	(8,651)	(8,989)	(9,504)	(10,057)
EBITDA	7,896	8,059	8,221	9,427	10,768
Depreciation and amortization	(3,266)	(2,743)	(2,734)	(2,896)	(884)
Non-operating income / (expenses)
Earnings before interest & tax (EBIT)	4,630	5,315	5,487	6,531	9,884
Interest expenses
Earnings before tax (EBT)	4,630	5,315	5,487	6,531	9,884
Income tax expense	(694)	(797)	(823)	(980)	(1,483)
Tax rate	15%	15%	15%	15%	15%
Net income / (net loss)	3,935	4,518	4,664	5,551	8,401

C-2